   As filed with the Securities and Exchange Commission on February 25, 1999
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ----------------
                         LATITUDE COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                ----------------
         Delaware                     5045                   94-3177392
     (State or Other      (Primary Standard Industrial    (I.R.S. Employer
     Jurisdiction of      Classification Code Number)  Identification Number)
     Incorporation or
      Organization)

                               2121 Tasman Drive
                             Santa Clara, CA 95054
                                 (408) 988-7200
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)
                                ----------------
                                 Emil C.W. Wang
                     President and Chief Executive Officer
                         Latitude Communications, Inc.
                               2121 Tasman Drive
                             Santa Clara, CA 95054
                                 (408) 988-7200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:
            Mark A. Medearis                        Jeffrey D. Saper
             Edward Y. Kim                             Selim Day
            Anita Vasudevan                           Ava M. Hahn
           VENTURE LAW GROUP                WILSON SONSINI GOODRICH & ROSATI
       A Professional Corporation               Professional Corporation
          2800 Sand Hill Road                      650 Page Mill Road
          Menlo Park, CA 94025                    Palo Alto, CA 94304
                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                         Proposed
                                                          Maximum
                                                         Aggregate   Amount Of
                Title Of Each Class of                   Offering   Registration
              Securities To Be Registered                Price(1)       Fee
--------------------------------------------------------------------------------
Common stock, par value $.001 per share...............  $41,400,000   $11,510
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) and Rule 457(o) under the Securities Act.

                                ----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 25, 1999

                                       Shares


                                     [LOGO]

                         Latitude Communications, Inc.

                                  Common Stock

                                   --------

  Prior to  this offering,  there has been  no public  market for  the common stock.  The  initial public  offering  price  of  the common  stock  is
      expected  to be  between  $    and  $    per  share.  We have  made
        application  to  list the  common  stock  on The  Nasdaq  Stock
           Market's National Market under the symbol "LATD."

    We have granted the underwriters an option to purchase a maximum of additional shares to cover over-allotments of shares.

  Investing in the common stock involves certain risks. See "Risk Factors" starting on page 5.

                                                         Underwriting
                                              Price to   Discounts and Proceeds to
                                               Public     Commissions    Latitude
                                            ------------ ------------- ------------
Per Share..................................     $            $             $
Total......................................    $            $             $

  Delivery of the shares of common stock will be made on or about       , 1999,
against payment in immediately available funds.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
                               Hambrecht & Quist
                                                          Dain Rauscher Wessels
                                                              a division of
                                                              Dain Rauscher
                                                              Incorporated

                            Prospectus dated , 1999

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Certain Information......................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19

                                                                            Page
                                                                            ----
Business...................................................................  29
Management.................................................................  42
Certain Transactions.......................................................  52
Principal Stockholders.....................................................  53
Description of Capital Stock...............................................  55
Shares Eligible for Future Sale............................................  58
Additional Information.....................................................  59
Underwriting...............................................................  60
Notice to Canadian Residents...............................................  62
Legal Matters..............................................................  63
Experts....................................................................  63
Index to Financial Statements.............................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                 ------------



                     Dealer Prospectus Delivery Obligation

   Until       , 1999 (25 days after the commencement of this offering), all dealers that effect
transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

   "MeetingPlace" is a registered trademark of Latitude, and "Latitude," "Latitude Communications," the Latitude logo, "MeetingNotes" and "MeetingTime" are trademarks of Latitude. This prospectus also includes trademarks and service marks owned by other companies.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

   Except as otherwise indicated, all information in this prospectus is based on the following assumptions: (a) a three-for-two split of the common stock prior to the effectiveness of this offering; (b) the conversion of each outstanding share of convertible preferred stock into one share of common stock immediately prior to the completion of this offering; (c) no exercise of the underwriters' over-allotment option; (d) our reincorporation in Delaware prior to the effectiveness of this offering; and (e) the filing of our amended and restated certificate of incorporation upon completion of this offering.

                         Latitude Communications, Inc.

                                ----------------

   We are a leading provider of integrated voice and data conferencing solutions for geographically dispersed organizations. We develop, market and support our MeetingPlace system, which allows companies to conduct "virtual" meetings and thereby extend real-time decision making processes irrespective of the geographic location of participants. With MeetingPlace, participants can schedule and attend a meeting, share and edit documents, and capture and retrieve meeting content. MeetingPlace is designed to be an enterprise-wide resource and to leverage existing technologies such as telephones, cellular phones and personal computers. Moreover, we expect the dramatic growth in web browsers and collaborative software applications to drive data conferencing as an important business application of the Internet.

   MeetingPlace consists of three components: (a) the MeetingPlace conference server; (b) MeetingPlace software; and (c) system integration options. MeetingPlace incorporates many easy-to-use features that allow participants to emulate the voice and data collaboration that occurs in a face-to-face meeting, such as breakout sessions, roll calls and meeting handouts. MeetingPlace provides simultaneous voice and data conferencing and the ability to record and access meeting content while lowering the enterprise's overall conferencing costs.

   Our objective is to make MeetingPlace a standard communications tool within an enterprise. To achieve this objective, we intend to establish MeetingPlace as a ubiquitous desktop application by continuing to integrate it seamlessly with a wide array of enterprise software, including browsers and collaborative software applications. We also intend to aggressively leverage our installed customer base to increase market penetration, leverage our technological expertise to address significant market opportunities and develop partnerships to expand our distribution channels. Furthermore, we expect to continue to provide our customers with a range of value-added consulting services to promote broad deployment within their organizations.

   We began commercial shipment of MeetingPlace in December 1994 and, as of December 31, 1998, had over 200 customers. In addition to enterprise-wide general deployment, customers have purchased and used MeetingPlace for a variety of specific business applications, including morning brokerage calls, crisis management, training and education, customer and client services, supply chain management and merger integration. Furthermore, over 60% of our customers have purchased additional products or services after their initial system installations. MeetingPlace has been installed in some of the world's leading enterprises, including 3Com, Aetna, Cisco, Credit Suisse First Boston, Hewlett-Packard, Honeywell, Merrill Lynch, Microsoft, Oracle, State Farm Insurance, Union Pacific Railroad and the U.S. Federal Reserve Bank.

   We were originally incorporated in California under the name "Convene Communications, Inc." in April 1993 and changed our name to "Latitude Communications, Inc." in July 1993. Our address is 2121 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 988-7200.

                                  The Offering

 Common stock offered........................    shares
 Common stock to be outstanding after this
  offering...................................    shares
 Use of proceeds............................. For general corporate purposes, including working capital,
                                              capital expenditures, geographic
                                              expansion and additional sales
                                              and marketing efforts.
 Proposed Nasdaq National Market symbol...... LATD

--------
This table is based on shares outstanding as of December 31, 1998. This table excludes:
  . 1,352,496 shares subject to outstanding options at a weighted average exercise price of $2.24 as of December 31, 1998, and 233,868 shares of common stock available for future issuance under our 1993 Stock Plan;
  . 134,386 shares of common stock reserved for issuance on the exercise of outstanding warrants, at a weighted average price of $1.05 per share as of December 31, 1998;
  . 2,700,000 shares of common stock available for issuance under our 1999
    Stock Plan;
  . 250,000 shares of common stock available for issuance under our 1999
    Directors' Stock Option Plan; and
  . 500,000 shares of common stock available for issuance under our 1999
    Employee Stock Purchase Plan.

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

                                                            Years ended
                                  April 7, 1993 (date      December 31,
                                   of inception) to   -------------------------
                                   December 31, 1995   1996     1997     1998
                                  ------------------- -------  -------  -------
Consolidated Statement of Opera-
 tions Data:
 Revenue:
   Product ......................       $1,477        $ 5,103  $10,620  $16,506
   Service.......................          148            943    2,312    4,545
                                        ------        -------  -------  -------
     Total revenue...............        1,625          6,046   12,932   21,051
 Gross profit....................          683          3,877    8,969   15,094
 Operating income (loss).........       (8,822)        (4,390)  (2,206)     778
 Net income (loss)...............       (8,547)        (4,252)  (2,229)     703
 Net income (loss) per share--
  basic..........................                     $ (2.02) $ (0.78) $  0.21
 Shares used in per share
  calculation--basic.............                       2,110    2,850    3,279
 Net income (loss) per share--
  diluted........................                     $ (2.02) $ (0.78) $  0.04
 Shares used in per share
  calculation--diluted...........                       2,110    2,850   16,635

                                                              December 31, 1998
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
Consolidated Balance Sheet Data:
 Cash and cash equivalents.................................. $ 3,982     $
 Working capital............................................   4,470
 Total assets...............................................  11,870
 Long-term obligations......................................     838
 Total stockholders' equity.................................   4,785

--------
   See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

   The as adjusted numbers in the table above are adjusted to give effect to
receipt of the net proceeds from the sale of     shares of common stock offered
by us at an assumed offering price of $    per share after deducting the
estimated underwriting discounts and commissions and estimated offering expenses payable by us. See also "Use of Proceeds," "Capitalization" and "Underwriting."

                                 RISK FACTORS

   You should carefully consider the following risks in addition to the remainder of this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

We have a limited operating history.

   We commenced operations in May 1993 and commercially released the first version of our MeetingPlace system in December 1994. Accordingly, we have a limited operating history on which you can base your evaluation of our business and prospects. Our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, including:

  . our substantial dependence on our MeetingPlace products, which have limited market acceptance;
  . our need to expand our marketing, sales and support organizations;
  . our unproven ability to anticipate and respond to market competition;
  . our ability to retain existing customers;
  . the degree to which our customers perceive that our products are secure and reliable;
  . the market's acceptance of integrated real-time voice and data conferencing; and
  . our dependence on key personnel.

   To address these risks and uncertainties, we must, among other things, do the following:

  . successfully market our products and services to new and existing customers;
  . attract, integrate and retain qualified personnel;
  . adequately respond to competitive developments; and . successfully introduce enhancements to our existing products to incorporate new technologies or standards.

   We cannot assure you that we will successfully address any of these risks and uncertainties.

Our future profitability is uncertain.

   As of December 31, 1998, we had an accumulated deficit of approximately $14.3 million. We first achieved profitability during the fourth quarter of 1997. Although our revenue has grown in recent quarters, we cannot be certain that our revenue will continue to grow or that we will maintain profitability in the future. We expect to continue to incur significant product development, sales and marketing, and administrative expenses. As a result, we will need to generate significant revenue to sustain profitability. Because our product market is new and evolving, we cannot accurately predict the future growth rate, if any, or the ultimate size of our market. Our ability to increase revenue and sustain profitability also depends on a number of factors outside our control, including the extent to which:

  . our products are able to gain market acceptance;
  . our competitors develop competing products;
  . we are able to maintain the average selling price of our products; and . our distributors and other marketing partners dedicate resources to selling our products.

   As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis.

Our operating results may fluctuate significantly.

   Our operating results are difficult to predict and are likely to fluctuate significantly on a quarterly and an annual basis due to a number of factors, many of which are outside of our control. These factors include, but are not limited to, the following:

  . the amount and timing of our revenue;
  . the lengthiness and unpredictability of our sales cycle;
  . potential delays we may encounter in introducing new products and services;
  . changes in our mix of revenues generated from product sales and services; . changes by existing customers in their levels of purchases of our products and services;
  . changes in our mix of sales channels through which our products and services are sold; and
  . changes in our mix of domestic and international sales.

   The amount and timing of our operating expenses will vary from quarter to quarter, depending on the level of actual and anticipated business activities. In addition, a significant portion of our expenses, such as employee base compensation and rent, are relatively fixed. As a result, any shortfall in revenue could cause significant changes in our quarterly operating results.

   Orders at the beginning of each quarter typically do not equal expected revenue for that quarter. In addition, a significant portion of our orders are received in the last month of each fiscal quarter. Accordingly, we are dependent upon obtaining orders in a quarter for shipment in the same quarter to achieve our revenue objectives. If we fail to ship products by the end of a quarter in which the order is received, or if our prospective customers delay their orders or delivery schedules until the following quarter, we may fail to meet our revenue objectives, which may adversely impact our operating results.

   Our quarterly revenue and operating results are difficult to forecast, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, you should not rely upon them as an indication of future performance. It is likely that our future quarterly operating results from time to time will not meet the expectations of security analysts or investors. If this occurs, the price of the common stock would likely decline.

Our market is highly competitive.

   We compete in a market that is highly competitive and rapidly changing. We expect competition to persist and intensify in the future. We face competition from a number of different sources. Currently, our principal competitors include:

  . major telecommunications carriers that operate service bureaus for voice conferencing, such as AT&T Corp., MCI Worldcom, Inc. and Sprint Corporation;
  . private branch exchange, or PBX, vendors that sell systems with voice conferencing capabilities, such as Lucent Technologies Inc. and Nortel Networks;
  . providers of video conferencing systems such as PictureTel Corporation,
    Pinnacle Data Systems Incorporated and 8x8, Inc.; and
  . smaller start-up companies that offer web-based voice and data conferencing products.

   In addition, we anticipate that, in the future, we may experience competition from potential competitors that include:

  . networking companies, such as Cisco Systems, Inc., 3Com Corporation,
    Lucent Technologies Inc. and Nortel Networks that are currently focusing on providing hardware to enable voice over IP applications and that may offer voice and data conferencing functionality at a cost lower than ours or at no cost; and
  . collaborative software providers, such as Microsoft Corporation and Lotus
    Development Corporation, that are currently focusing on data conferencing products and that may in the future incorporate voice conferencing functionality into their products at little or no incremental charge to their customers.

   Many of these companies have longer operating histories, stronger brand names and significantly greater financial, technical, marketing and other resources than we do. These companies also may have existing relationships with many of our prospective customers. In addition, these companies may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.

   New competitors may emerge and rapidly acquire significant market share. Competitive pressure, including any reduction in the cost of voice conferencing services provided by service bureaus, may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products and services.

   We cannot assure you that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business could suffer. See "Business--Competition."

Our market is in an early stage of development.

   The market for integrated real-time voice and data conferencing is relatively new and rapidly evolving. In contrast, stand-alone voice conferencing is a well established and widely used communication tool. Our ability to remain profitable depends in large part on the widespread adoption by end users of real-time voice and data conferencing. We do not know whether the market we have targeted will accept our products. Accordingly, we will have to devote substantial resources to educate prospective customers about the uses and benefits of our products. In addition, businesses that have invested substantial resources in other conferencing products may be reluctant or slow to adopt our products, which might replace or compete with their existing systems. Our efforts to educate potential customers may not result in our products achieving market acceptance. If the market for our products fails to grow or grows more slowly than we anticipate, our business could suffer.

Our market is subject to rapid technological change.

   The market in which we compete is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and emerging industry standards. In particular, we expect that the growth of the Internet and Internet-based telephony applications, as well as general technology trends such as migrations to new operating systems, will require us to adapt our product to remain competitive. Our products could become obsolete and unmarketable if products using new technologies are introduced and new industry standards emerge. For example, the widespread acceptance of competing technologies such as video conferencing and voice over IP, the transmission of voice over the Internet, could diminish demand for our current products. As a result, the life cycle of our products is difficult to estimate.

   To be successful, we will need to develop and introduce new products and product enhancements that respond to technological changes or evolving industry standards, such as voice over IP, in a timely manner and on a cost effective basis. In addition, our current full care support agreements with our customers require us to deliver two product upgrades per year. We cannot assure you that we will successfully develop these types of products and product enhancements or that our products will achieve broad market acceptance. Our failure to respond in a timely and cost-effective manner to new and evolving technologies could adversely impact our business.

Our sales cycle is lengthy and unpredictable.

   The typical sales cycle of our products is lengthy, generally between six to nine months, unpredictable, and involves significant capital investment decisions by prospective customers, as well as our education of potential customers regarding the use and benefits of our products. Furthermore, many of our prospective customers have neither budgeted expenses for voice and data conferencing systems nor have personnel specifically dedicated to procurement and implementation of such conferencing systems. As a result, our customers spend a substantial amount of time before purchasing our products in performing internal reviews and obtaining capital expenditure approvals. We cannot be certain that this cycle will not lengthen in the future. The emerging and evolving nature of the real-time voice and data conferencing market may lead to confusion in the market, which may cause prospective customers to postpone their purchase decisions. In addition, general concerns regarding Year 2000 compliance may further delay purchase decisions by prospective customers. Any delay in sales of our products could cause our operating results to vary significantly from quarter to quarter.

We rely on sales of one product family for substantially all of our revenue.

   Sales of our MeetingPlace products and related services have accounted for substantially all of our revenue to date, and we expect that this trend will continue for the foreseeable future. If sales of our MeetingPlace products and related services fail to increase, our business and operating results would suffer.

We need to expand our sales and distribution channels.

   We will need to expand our direct and indirect sales operations in order to increase market awareness of our products and generate increased revenue. We have recently expanded our direct sales force and plan to recruit additional sales personnel. New sales personnel will require training and take time to achieve full productivity. There is strong competition for qualified sales personnel in our business, and we may not be able to attract and retain sufficient new sales personnel to expand our operations. In addition, we believe that our future success is dependent upon establishing successful relationships with a variety of distribution partners. To date, we have entered into agreements with only a small number of such partners. We cannot be certain that we will be able to reach agreement with additional distribution partners on a timely basis or at all, or that these distribution partners will devote adequate resources to selling our products. Furthermore, in the event that our distribution partners fail to adequately market or support our products, the reputation of our products in the market may suffer. In addition, we will need to manage potential conflicts between our direct sales force and third-party reselling efforts.

We face risks associated with international expansion.

   We intend to continue to expand our international operations and enter new international markets. In addition, we intend to sell our products in international markets generally through indirect distribution channels. This expansion will require significant management attention and financial resources. Our international operations are subject to a number of risks and uncertainties, including:

  . the difficulties and costs of staffing and managing foreign operations;
  . our ability to establish relationships with distribution partners and the performance of such partners in selling our products;
  . the difficulties and costs of localizing products for foreign markets, including the development of multilingual capabilities in our product and the modification of our products to comply with local telecommunications certification requirements in each country;
  . unexpected changes in regulatory requirements;
  . legal uncertainties regarding liability, export and import restrictions, tariffs and other trade barriers;
  . inadequate protection of intellectual property in certain countries;
  . increased difficulty in collecting delinquent or unpaid accounts;
  . fluctuations in the value of the U.S. dollar relative to other currencies;
  . potentially adverse tax consequences; and . political and economic instability.

   In addition, we are unable to determine the effect that recent economic downturns in Asia or the adoption and use of the Euro will have on our business. Any of these factors could impair our ability to expand our international operations into these markets.

   Similarly, we cannot accurately predict the impact that future fluctuations in foreign currency exchange rates may have on our business, operating results or financial condition. Although we have historically conducted transactions with customers outside the United States in U.S. dollars, to the extent future revenue is denominated in foreign currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations. To date, we have not engaged in any hedging transactions in connection with our international operations. Although we may attempt to hedge currency rate exposure in the future, any hedging policies that we might implement could be unsuccessful.

We need to integrate our products with third-party technology.

   Our products are designed to integrate with our customers' data and voice networks, as well as with enterprise applications such as browsers and collaborative software applications. Accordingly, the reliability and performance of a MeetingPlace system at a customer's site are largely dependent on a number of factors relating to the third party software and hardware products used by the customer, such as the customer's voice and data network systems and corporate firewall, the configurations on end users' personal computers and the end users' methods of access such as cellular telephones and laptop computers.

   In addition, if we are not able to readily integrate our products with these networks or enterprise applications (for instance, as a result of technology enhancements or upgrades of such systems), we could be required to redesign our products to ensure compatibility. We may not be able to redesign our products or be certain that any redesign we may develop would achieve market acceptance. In addition, we will need to continually modify our products as newer versions of the enterprise applications with which our products integrate are introduced. Our ability to do so largely depends on our ability to gain access to the advanced programming interfaces, or APIs, for such applications, and we cannot assure you that we will have access to necessary APIs in the future. Our inability to integrate our product with third-party technology or to develop modifications to our products in a timely manner to integrate with newer versions of third party technology could materially and adversely affect our business.

We may experience difficulties managing our expected growth.

   We have been experiencing a period of rapid growth over recent years. Our total revenue has grown from approximately $6.0 million in 1996 to $21.1 million in 1998. The number of our employees has grown from approximately 61 at the end of the fourth quarter of 1996 to 112 at the end of the fourth quarter of 1998. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management systems and resources. To manage the anticipated growth of our operations, we will be required to:

  . improve existing and implement new operational, financial and management information controls, reporting systems and procedures;
  . hire, train and manage additional qualified personnel; and . manage our relationships with our customers, suppliers and distributors.

   We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

   We may not be able to recruit and retain additional qualified personnel. Competition for qualified personnel in the San Francisco Bay area, as well as other markets in which we recruit, is extremely intense and characterized by rapidly increasing salaries, which may increase our operating expenses or hinder our ability to recruit qualified candidates.

   In the future, we may experience difficulties meeting the demand for our products and services. The installation and use of our products requires training. If we are unable to provide training and support for our products, the implementation process will be longer and customer satisfaction may be lower. In addition, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. Any failure to manage growth effectively could materially adversely affect our business, operating results and financial condition.

We depend on certain key employees.

   Our future success depends, to a significant degree, on the ability of our management to operate effectively, both individually and as a group. In addition, three of our seven executive officers joined us during the past 12 months. Accordingly, our executive officers' ability to function effectively as a management team remains unproven. Given our early stage of development, we are dependent on our ability to attract, retain and motivate high caliber personnel. Competition for qualified personnel in our industry and geographic region is intense, and we may not be successful in attracting and retaining such personnel. There may only be a limited number of people with the requisite skills, and it may become increasingly difficult to recruit such individuals.

We rely on technology licensed to us by third parties.

   We license technology that is incorporated into our products from certain third parties, including certain digital signal processing algorithms and the MeetingPlace server's operating system and relational database. Any significant interruption in the supply or support of any licensed software could adversely affect our sales, unless and until we can replace the functionality provided by this licensed software. Because our products incorporate software developed and maintained by third parties, we depend on such third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

We rely on outside manufacturers and suppliers.

   Our internal manufacturing operations consist primarily of materials planning and procurement, final assembly, system integration and testing. We rely on third parties to obtain most of the components of the MeetingPlace server and integrate them with other standard components, such as the central processing unit and disk drives. We internally configure each server to meet each customer's specific requirements and perform final testing before shipping the product to the customer. If these third parties are no longer able to supply and assemble these components or are unable to do so in a timely manner, we may experience substantial delays in shipping our products and have to invest resources in finding an alternative manufacturer or manufacture our products internally. Other risks associated with our dependence on third party manufacturing include the following:

  . reduced control over delivery schedules;
  . quality assurance; and
  . the potential lack of adequate capacity if we encounter greater than expected demand.

   In addition, although we generally use standard parts and components in our products, we obtain certain components, including the processors and digital signal processing devices used in the MeetingPlace server, from sole source suppliers. In the past, we have experienced problems in obtaining some of these components in a timely manner from these sources, and we cannot be certain that we will be able to continue to obtain an adequate supply of these components in a timely manner or, if necessary, from alternative sources. If we are unable to obtain sufficient quantities of components or to locate alternative sources of supply, we may experience substantial delays in shipping our products and incur additional costs to find an alternative manufacturer or manufacture our products internally.

Our products may suffer from defects, errors or breaches of security.

   Software and hardware products as complex as ours are likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Moreover, all of our hardware components are manufactured by third parties, and we have little or no direct control over their quality assurance procedures. Our products may not be free from errors or defects after commercial shipments have begun, and we are aware of instances in which some of our customers have experienced product failures or errors. Any errors or defects that are discovered after commercial release could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to our customer relationships or reputation or increased service and warranty cost.

   Many of our customers conduct conferences on MeetingPlace that involve confidential information. In addition, our customers may be transmitting confidential data over the Internet using MeetingPlace. Concerns over the security of information sent over the Internet and the privacy of its users may inhibit the market acceptance of our products. In addition, unauthorized users in the past have gained, and in the future may be able to gain, access to our customers' MeetingPlace systems. Any compromise of security could deter people from using MeetingPlace and could significantly harm our reputation and business and result in claims against us. Furthermore, we may be required to incur significant costs to protect against security breaches.

We may be unable to adequately protect our proprietary rights.

   We rely primarily on a combination of patents, copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into, and we may not be able to enforce our rights in the event of such breaches. Our competitors may independently develop technologies that are substantially equivalent or superior to ours. Furthermore, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

   Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we expect that we may be subject to legal proceedings and claims for alleged infringement of third party proprietary rights, such as patents, trademarks or copyrights, by us or our licensees from time to time in the ordinary course of business. We may increasingly be subject to infringement claims as the number of products and competitors in our industry grow and functionalities of products overlap. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. If we discover that any element of our products violates third party proprietary rights, we may be unable to obtain licenses on commercially reasonable terms, if at all, and to avoid or settle litigation without substantial expense and damage awards. Any claims relating to the infringement of third party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, or require us to enter into royalty or license agreements which are not advantageous to us. Parties making such claims may be able to obtain injunctive or other equitable relief, which could prevent us from selling our products in the United States or abroad. Any of these results could harm our business.

   Dell Computer Corporation has registered the "Latitude" mark for computers in the United States and certain other countries. Dell's United States trademark registration and Canadian application have blocked our ability to register the "Latitude Communications" and "Latitude" with logo marks in the United States and the "Latitude Communications" mark in Canada. Since we believe that we have priority of trade name usage in the United States, we have petitioned to cancel Dell's United States registration and opposed its Canadian application. The outcome of these proceedings is uncertain. If Dell's registration for the "Latitude" mark is not canceled or if we are unable to obtain consent from Dell for our registration of our marks, we may not be able to register our marks and would have to rely solely on common law protection for such marks. We cannot assure you that we will be free from challenges of or obstacles to our use or registration of our marks.

We are subject to government regulation.

   Our products are subject to various regulations that require, among other things, that the products meet certain emissions standards (FCC Part 15) and are compatible with the public telephone networks (FCC

Part 68). In addition, these products have been registered against certain recognized safety standards (UL 1459 and IEC 950). Our products also have been certified to meet specific safety, emissions and immunity CE requirements that are required for deployment throughout Europe. In addition, certain international markets require telephony certifications that are indigenous to local telephony infrastructure. We cannot be certain that we will be successful in obtaining or maintaining the necessary regulatory approvals for our products. If we are unable to obtain or maintain these approvals, we may be prohibited from selling our products in certain territories, or at all.

We depend on telecommunications carriers and the Internet.

   Our MeetingPlace system uses the telephone lines to send voice signals and the Internet to send data. Telecommunications carriers may experience disruptions that are not easily remedied. The Internet is subject to outages and delays from time to time as a result of damage to or overuse of portions of its infrastructure. If voice and data communications suppliers fail to provide either our customers or us with network services in the quantities, at the quality levels or at the times we require, it will be difficult, if not impossible, for our products to work, which could harm our business.

We face Year 2000 risks.

   Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Year 2000 compliance efforts may involve significant time and expense, and uncorrected problems could materially adversely affect our business, financial condition and operating results. Although we believe the current versions of our hardware and software products are Year 2000 compliant, we may face claims based on Year 2000 issues arising from the integration of multiple products within an overall system. We may also experience reduced sales of our products as potential customers reduce their budgets for voice and data conferencing products due to increased expenditures on their own Year 2000 compliance efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

Our stock price may be volatile.

   Prior to this offering, there has been no public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. If you purchase shares of common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay. Many factors could cause the market price of our common stock to rise and fall. Some of these factors are:

  . variations in our quarterly results;
  . announcements of technological innovations by us or by our competitors; . introduction of new products or new pricing policies by us or by our competitors;
  . acquisitions or strategic alliance by us or by our competitors;
  . recruitment or departure of key personnel;
  . the gain or loss of significant orders;
  . changes in the estimate of our performance or changes in recommendations by securities analysts; and
  . market conditions in the industry and the economy as a whole.

   In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to ours and that have been unrelated to these companies' operating performance. These broad market fluctuations could adversely affect the market price of our common stock.

   In the past, securities class action litigation has often been brought against a company following period of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could materially adversely affect our business, operating results and financial condition.

Certain existing stockholders own a large percentage of our voting stock.

   On completion of this offering, executive officers and directors and their respective affiliates will beneficially own, in the aggregate, approximately % of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay, deter or prevent transactions that would result in the change of control, which in turn could reduce the market price of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could discourage a takeover.

   Certain provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. Such provisions include:

  . authorizing our Board of Directors to issue additional preferred stock; . limiting the persons who may call special meetings of stockholders;
  . prohibiting stockholder action by written consent;
  . establishing advance notice requirements for nominations for election of our Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and
  . prohibiting cumulative voting in the election of directors and establishing a classified Board of Directors, commencing on the first annual meeting of stockholders when we have at least 800 stockholders.

Future sales of our common stock may depress our stock price.

   After this offering, we will have outstanding     shares of common stock.
Sales of a substantial number of shares of common stock in the public market following this offering could materially adversely affect the market price of our common stock. All the shares sold in this offering will be freely tradable. Upon the expiration of certain lock-up arrangements between our stockholders and Latitude or the underwriters, all of the remaining 15,574,857 shares of common stock outstanding after this offering will be eligible for sale in the public market 180 days following the date of this prospectus. Of these shares, 11,682,572 shares will be subject to volume limitations under federal securities laws.

   If our stockholders sell substantial amounts of common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market, the market price of our common stock could fall. See "Shares Eligible for Future Sale" and "Underwriting."

You will experience immediate and substantial dilution.

   If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is in large part because the earlier investors in Latitude paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options or warrants to purchase common stock.

Our management and Board of Directors have broad discretion to use the offering proceeds.

   We have not designated any specific use for the net proceeds of this offering. We expect to use the proceeds primarily for working capital and general corporate purposes. As a result, our management and Board of Directors will have broad discretion in spending the proceeds of this offering. See "Use of Proceeds."

We do not intend to pay dividends.

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy."

Special note regarding forward-looking statements.

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the     shares of common stock
offered by us are estimated to be approximately $    million (approximately
$    million if the underwriters' over-allotment option is exercised in full)
at an assumed public offering price of $    per share, after deducting the
estimated underwriting discounts and commissions and the estimated offering expenses.

   We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital, capital expenditures, geographic expansion and additional sales and marketing efforts. We also may use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current credit facility prohibits us from paying dividends without our lender's consent.

                              CERTAIN INFORMATION

   Our principal executive offices are located at 2121 Tasman Drive, Santa Clara, California, 95054, and our telephone number is (408) 988-7200. Our web site is located at "www.latitude.com." Information contained on our web site is not a part of this prospectus.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . the actual capitalization of Latitude as of December 31, 1998;
  . the pro forma capitalization of Latitude after giving effect to the conversion of all outstanding shares of convertible preferred stock into 11,836,227 shares of common stock; and
  . the pro forma as adjusted capitalization to give effect to the sale of shares of common stock at an assumed initial public offering price of
    $    per share in this offering after deducting the estimated
    underwriting discounts and commissions Latitude expects to pay in connection with this offering and estimated offering expenses payable by Latitude.

   This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                   As of December 31, 1998
                                                --------------------------------
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (In thousands, except share
                                                            data)
Total long term debt........................... $    838  $    838    $    838
Stockholders' equity:
  Preferred stock, $.001 par value per share,
   12,211,366 shares authorized, 11,836,227
   shares issued and outstanding, actual;
   5,000,000 shares authorized, none issued or
   outstanding, pro forma and as adjusted......       12       --          --
  Common stock, $.001 par value per share,
   15,000,000 shares authorized, 3,738,630
   shares issued and outstanding, actual;
   75,000,000 shares authorized, 15,574,857
   shares issued and outstanding, pro forma,
   shares issued and outstanding, as adjusted..        4        16
  Additional paid-in capital...................   22,095    22,095
  Notes receivable from common stockholders....     (165)     (165)       (165)
  Deferred stock compensation..................   (2,836)   (2,836)     (2,836)
  Accumulated deficit..........................  (14,325)  (14,325)    (14,325)
                                                --------  --------    --------
    Total stockholders' equity.................    4,785     4,785
                                                --------  --------    --------
      Total capitalization..................... $  5,623  $  5,623    $
                                                ========  ========    ========

--------
   This table is based on shares outstanding as of December 31, 1998. This table excludes: (a) 1,352,496 shares subject to outstanding options at a weighted average exercise price of $2.24 as of December 31, 1998, and 233,868 shares of common stock available for future issuance under our 1993 Stock Plan;
(b) 134,386 shares of common stock reserved for issuance on the exercise of outstanding warrants, at a weighted average price of $1.05 per share as of December 31, 1998; (c) 2,700,000 shares of common stock available for issuance under our 1999 Stock Plan; (d) 250,000 shares of common stock available for issuance under our 1999 Directors' Stock Option Plan; and (e) 500,000 shares of common stock available for issuance under our 1999 Employee Stock Purchase Plan.

                                    DILUTION

   The pro forma net tangible book value of our common stock on December 31, 1998 was $4.8 million, or approximately $0.31 per share. Pro forma net tangible book value represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. After giving effect to our sale of shares of common stock offered by this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering
expenses payable by us, our net tangible book value would have been $   , or
approximately $    per share. This represents an immediate increase in net
tangible book value of $    per share to existing stockholders and an immediate
dilution in net tangible book value of $    per share to new investors.

Assumed initial public offering price per share....................       $
  Pro forma net tangible book value per share as of December 31,
   1998............................................................ $0.31
  Increase per share attributable to new investors.................
                                                                    -----
Pro forma net tangible book value per share after this offering....
                                                                          ----
Dilution in pro forma net tangible book value per share to new in-
 vestors...........................................................       $
                                                                          ====

   This table excludes 1,352,496 shares subject to outstanding options and 134,386 shares issuable upon exercise of outstanding warrants as of December 31, 1998. See Note 7 of the Notes to Consolidated Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

   The following table sets forth, as of December 31, 1998, the differences between the number of shares of common stock purchased from us, the total price and average price per share paid by existing investors and by the new investors, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming a public
offering price of $    per share.

                           Shares Purchased     Total Consideration
                         --------------------- ---------------------- Average Price
                           Number   Percentage   Amount    Percentage   Per Share
                         ---------- ---------- ----------- ---------- -------------
Existing stockholders... 15,574,857        %   $19,009,610        %       $1.22
New investors...........
  Total.................              100.0%                 100.0%
                                      =====                  =====

--------
   If the underwriters' over-allotment option is exercised in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and
  . the number of shares held by new investors will be increased to     or
    approximately % of the total number of shares of our common stock outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The tables that follow present portions of our consolidated financial statements and are not complete. You should read the following selected financial data in conjunction with our Consolidated Financial Statements and related Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from and are qualified in their entirety by our Consolidated Financial Statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, which are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from audited consolidated financial statements that are not included in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        Years Ended December 31,
                               -----------------------------------------------
                                 1994      1995      1996      1997     1998
                               --------  --------  --------  --------  -------
                                  (In thousands, except per share data)
Consolidated Statement of
 Operations Data:
 Revenue:
  Product..................... $     85  $  1,393  $  5,103  $ 10,620  $16,506
  Service.....................       17       130       943     2,312    4,545
                               --------  --------  --------  --------  -------
    Total revenue.............      102     1,523     6,046    12,932   21,051
                               --------  --------  --------  --------  -------
 Cost of revenue:
  Product.....................       33       454     1,146     2,158    3,182
  Service.....................       35       420     1,023     1,805    2,775
                               --------  --------  --------  --------  -------
    Total cost of revenue.....       68       874     2,169     3,963    5,957
                               --------  --------  --------  --------  -------
 Gross profit.................       34       649     3,877     8,969   15,094
 Operating expenses:
   Research and development...    2,057     2,071     2,466     2,213    2,607
   Marketing and sales........      736     2,160     4,644     7,845    9,744
   General and
    administrative............      855       636     1,157     1,115    1,666
   Amortization of deferred
    stock compensation........      --        --        --          2      299
                               --------  --------  --------  --------  -------
     Total operating
      expenses................    3,648     4,867     8,267    11,175   14,316
                               --------  --------  --------  --------  -------
 Income (loss) from opera-
  tions.......................   (3,614)   (4,218)   (4,390)   (2,206)     778
 Interest income (expense),
  net.........................      117       115       138       (23)     (41)
                               --------  --------  --------  --------  -------
 Income (loss) before provi-
  sion for income tax.........   (3,497)   (4,103)   (4,252)   (2,229)     737
 Provision for income tax.....      --        --        --        --       (34)
                               --------  --------  --------  --------  -------
 Net income (loss)............ $ (3,497) $ (4,103) $ (4,252) $ (2,229) $   703
                               ========  ========  ========  ========  =======
 Net income (loss) per share--
  basic....................... $  (7.63) $  (3.10) $  (2.02) $  (0.78) $  0.21
                               ========  ========  ========  ========  =======
 Shares used in per share cal-
  culation--basic.............      459     1,325     2,110     2,850    3,279
                               ========  ========  ========  ========  =======
 Net income (loss) per share--
  diluted..................... $  (7.63) $  (3.10) $  (2.02) $  (0.78) $  0.04
                               ========  ========  ========  ========  =======
 Shares used in per share cal-
  culation--diluted...........      459     1,325     2,110     2,850   16,635
                               ========  ========  ========  ========  =======

                                                     December 31,
                                        ---------------------------------------
                                         1994    1995    1996    1997    1998
                                        ------- ------- ------- ------- -------
                                                    (In thousands)
Consolidated Balance Sheet Data:
 Cash and cash equivalents............. $ 5,938 $ 1,751 $ 5,664 $ 3,578 $ 3,982
 Working capital.......................   5,831   1,574   5,655   3,501   4,470
 Total assets..........................   6,820   3,501   8,680   7,715  11,870
 Long-term obligations.................     368     308     760     757     838
 Total stockholders' equity............   6,072   2,040   5,906   3,748   4,785

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   This section of this prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "expects," "future," and "intends," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. For a description of these risks, see "Risk Factors."

Overview

   We are a leading provider of integrated voice and data conferencing solutions for geographically dispersed organizations. We develop, market and support our MeetingPlace system, which allows companies to conduct "virtual" meetings and thereby extend real-time decision making processes irrespective of the geographic location of participants. With MeetingPlace, participants can schedule and attend a meeting, view, share and edit documents, and capture and retrieve meeting content. MeetingPlace is designed to be an enterprise-wide resource and to leverage existing technologies such as telephones, cellular phones and personal computers.

   We were incorporated in April 1993. From inception until December 1994, our operations consisted primarily of various start-up activities, such as research and development, recruiting personnel and raising capital. We first recognized revenue from product sales in December 1994 and generated revenue of $6.0 million, $12.9 million, and $21.1 million in 1996, 1997 and 1998, respectively. In addition, we incurred net losses of $4.3 million and $2.2 million in 1996 and 1997, respectively, and generated net income of approximately $703,000 in 1998. As of December 31, 1998, we had an accumulated deficit of $14.3 million.

   We generate revenue from sales of our MeetingPlace products and from customer support and consulting services. Revenue derived from product sales constituted 84%, 82% and 78% of our total revenue in 1996, 1997 and 1998, respectively. Product revenue is generally recognized upon shipment. Service revenue includes revenue from implementation and integration services, system management services, warranty coverage and customer support. Revenue from implementation and system integration services is recognized as the services are performed, while revenue from system management services, warranty coverage and customer support is recognized ratably over the period of the contract.

   We sell our MeetingPlace products primarily through our direct sales force and, to a lesser extent, through indirect distribution channels. The majority of our revenue is derived from Fortune 1000 companies, many of which initially purchase MeetingPlace servers and later expand deployment of our products as they require additional capacity for voice and data conferencing. In 1997, we expanded into international markets by opening a sales office in the United Kingdom and establishing distributor relationships in Hong Kong and Singapore, and in 1998, we established a distributor relationship in Australia. We intend to increase sales through indirect channels and internationally. In 1998, we expanded the breadth of our support services by establishing a consulting services group to provide expanded implementation services, system management services and customized project consulting.

   Total cost of revenue consists of component and materials costs, direct labor costs, warranty costs, royalties and overhead related to manufacturing of our products, as well as materials, travel and labor costs related to personnel engaged in our service operations. Product gross margin is impacted by the proportion of product revenue derived from software sales, which typically carry higher margins than hardware sales, and from indirect distribution channels, which typically carry lower margins than direct sales. Service gross margin is impacted by the mix of services we provide, which have different levels of profitability, and the efficiency with which we provide full care support to our customers.

   Research and development expenses consist primarily of compensation and related costs for research and development personnel, facilities expenses for testing space and equipment and royalty payments. We expect to continue to make substantial investments in research and development and anticipate that research expenses will continue to increase in absolute dollars. Marketing and sales expenses consist primarily of compensation and related costs for marketing and sales personnel, sales commissions, marketing programs, public relations, promotional materials, travel expenses and trade show exhibit expenses. We expect to incur substantial expenditures related to marketing activities, the recruitment of additional sales and marketing personnel, and the expansion of our domestic and international distribution channels. General and administrative expenses consist primarily of salaries and related expenses, accounting and administrative expenses, professional fees and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business and operation as a public company. While we expect each of these operating expense categories to increase in absolute dollars, they may vary as a percentage of total revenue.

   We have a limited operating history and face a number of risks and uncertainties encountered by early stage companies. These risks include, among others:

  . our substantial dependence on our MeetingPlace products, which have limited market acceptance;
  . our need to expand our marketing, sales and support organizations;
  . our unproven ability to anticipate and respond to market competition;
  . our ability to retain existing customers;
  . the degree to which our customers perceive our products to be secure and reliable;
  . the market's acceptance of integrated real-time voice and data conferencing; and
  . our dependence upon key personnel.

   In addition, although our revenue has grown in recent quarters, we cannot be certain that our revenue will continue to grow or that we will maintain profitability in the future. We expect to continue to incur significant product development, sales and marketing, and administrative expenses. As a result, we will need to generate significant revenue to sustain profitability. Because our product market is new and evolving, we cannot accurately predict the future growth rate, if any, or the ultimate size of our market. Our ability to increase revenue and sustain profitability also depends on a number of factors outside our control, including the extent to which:

  . our products are able to gain market acceptance;
  . our competitors develop competing products;
  . we are able to maintain the average selling price of our products; and . our distributors and other marketing partners dedicate resources to selling our products.

   As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis. See "Risk Factors--We have a limited operating history," "--Our future profitability is uncertain" and "--Our operating results may fluctuate significantly."

Results of Operations

   The following table sets forth, for the periods indicated, the percentage of total revenue of each line item:

                              Years Ended December 31,
                             ------------------------------
                               1996       1997       1998
                             --------   --------   --------
As a Percentage of Total
 Revenue:
 Revenue:
  Product...................     84.4%      82.1%      78.4%
  Service...................     15.6       17.9       21.6
                             --------   --------   --------
    Total revenue...........    100.0      100.0      100.0
 Cost of revenue:
  Product...................     19.0       16.7       15.1
  Service...................     16.9       14.0       13.2
                             --------   --------   --------
    Total cost of revenue...     35.9       30.7       28.3
                             --------   --------   --------
 Gross profit...............     64.1       69.3       71.7
 Operating expenses:
  Research and development..     40.8       17.1       12.4
  Marketing and sales.......     76.8       60.6       46.3
  General and
   administrative...........     19.1        8.6        7.9
  Amortization of deferred
   stock compensation.......      --         --         1.4
                             --------   --------   --------
    Total operating
     expenses...............    136.7       86.3       68.0
 Income (loss) from
  operations................    (72.6)     (17.0)       3.7
                             --------   --------   --------
 Interest income (expense),
  net.......................      2.3       (0.2)      (0.2)
                             --------   --------   --------
 Income (loss) before
  provision for income tax..    (70.3)     (17.2)       3.5
                             --------   --------   --------
 Provision for income tax...      --         --        (0.2)
                             --------   --------   --------
 Net income (loss)..........    (70.3)%    (17.2)%      3.3%
                             ========   ========   ========

 Fiscal Years Ended December 31, 1996, 1997 and 1998

  Product Revenue

   Product revenue increased 108% from $5.1 million in 1996 to $10.6 million in 1997 and increased 55% to $16.5 million in 1998. The increases in product revenue were due primarily to increased sales of our MeetingPlace products domestically to new customers, increased sales of additional products and features to existing customers, and, to a lesser extent, increased international sales. International sales represented 4% and 7% of product revenue in 1997 and 1998, respectively.

  Service Revenue

   Service revenue increased 145% from approximately $943,000 in 1996 to $2.3 million in 1997 and increased 97% to $4.5 million in 1998. The increases in service revenue were attributable primarily to growth in our customer base during these periods, which led to increased sales of full care support services, as well as to the introduction of additional consulting services such as managed services and expanded implementation and integration services.

  Total Cost of Revenue

   Total cost of revenue increased 83% from $2.2 million in 1996 to $4.0 million in 1997 and increased 50% to $6.0 million in 1998. The increases in total cost of revenue were attributable primarily to increased sales of our MeetingPlace products and related services, as well as the increased size of our services staff and the costs of providing services to support an increasingly geographically dispersed customer base. Gross margin increased from 64% in 1996 to 69% in 1997 and to 72% in 1998. The increases in gross margins are attributable primarily to increased economies of scale resulting from increased product and service revenue, as well as to increased sales of MeetingPlace software and enhanced features to existing customers. On a forward-looking basis, we anticipate that gross margins may decline somewhat as the proportions of revenue derived from sales made through distributors and from services are expected to increase as percentages of total revenue.

   Product gross margin in 1996, 1997 and 1998 was 78%, 80% and 81%, respectively. The growth in product gross margin over this period was attributable primarily to increased economies of scale and the sale of software add-ons to new and existing customers. We expect product gross margin to decrease over time due in part to anticipated pricing pressure and an expected increase in the proportion of revenue derived from indirect distribution channels.

   Service gross margin in 1996, 1997 and 1998 was (9)%, 22% and 39%, respectively. The growth in service gross margin was attributable to the creation and development of our service organization in 1995 and 1996, followed by the subsequent revenue generated by our service organization. We expect service gross margin to decline gradually over time as a result of anticipated pricing pressure and the expected international expansion of our service operation.

  Research and Development Expenses

   Research and development expenses decreased 10% from $2.5 million in 1996 to $2.2 million in 1997 and increased 18% to $2.6 million in 1998. The decrease in 1997 was due principally to one-time special project consulting costs incurred in 1996, while the increase in 1998 was attributable primarily to the addition of personnel in our research and development organization associated with product development. Research and development expenses represented 41%, 17% and 12% of total revenue for 1996, 1997 and 1998, respectively. The decreases as a percentage of total revenue resulted primarily from increased total revenue during such periods.

  Marketing and Sales Expenses

   Marketing and sales expenses increased 69% from $4.6 million in 1996 to $7.8 million in 1997 and increased 24% to $9.7 million in 1998. The increases in 1997 and 1998 reflected the addition of personnel in our sales and marketing organizations, as well as costs associated with increased selling efforts to develop market awareness of our products and services. Marketing and sales expenses were 77%, 61% and 46% of total revenue for 1996, 1997 and 1998, respectively. The decreases in marketing and sales expenses as a percentage of revenue in 1997 and 1998 are attributable primarily to increased productivity of our sales personnel and increased total revenue in such periods.

  General and Administrative Expenses

   General and administrative expenses decreased slightly from $1.2 million in 1996 to $1.1 million in 1997, due primarily to lower legal fees and facilities costs in 1997. General and administrative expenses increased from $1.1 million in 1997 to $1.7 million in 1998, due primarily to the addition of personnel performing general and administrative functions. General and administrative expenses were 19%, 9% and 8% of total revenue for 1996, 1997 and 1998, respectively. The decreases as a percentage of total revenue resulted primarily from increased total revenue during such periods.

  Amortization of Deferred Stock Compensation

   In connection with the completion of our initial public offering, certain options granted in 1997 and 1998 have been considered to be compensatory. Total deferred stock compensation associated with such options as of December 31, 1998 amounted to $3.1 million. These amounts are being amortized on a straightline basis over the 48-month vesting period of such options. Of the total deferred stock compensation, approximately $299,000 was amortized in 1998. The Company expects amortization of approximately $783,000 in 1999, $783,000 in 2000, $781,000 in
2001 and $489,000 in 2002 related to these options.

  Interest Income (Expense), Net

   In 1996, we had net interest income of approximately $138,000, while in 1997 and 1998, we incurred net interest expense of approximately $23,000 and $41,000, respectively. Interest income (expense), net is comprised primarily of interest earned on cash and cash equivalents, offset by interest expense related to obligations under capital leases and equipment loans. The increases in net interest expense in 1997 and 1998 were due primarily to declining balances of cash and cash equivalents and to declining interest rates during such periods, as well as to increases in our long-term debt obligations.

  Income Taxes

   From inception through September 30, 1997, we incurred net losses for federal and state tax purposes and did not recognize any tax provision or benefit during such period. For the quarter ended December 31, 1997, the provision for income tax was immaterial. For the year ended December 31, 1998, the provision for income tax was approximately $34,000. As of December 31, 1998, we had $6.7 million of federal and $3.6 million of state net operating loss carryforwards to offset future taxable income. These carryforwards, if not utilized, expire in 2000 through 2012. As of December 31, 1998, we had approximately $524,000 of federal and $390,000 of state carryforwards for research and development and other credits. These carryforwards, if not utilized, expire in 2010 through 2018. The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If we should have an ownership change, as defined in the Tax Reform Act of 1986, our utilization of these carryforwards could be restricted.

   We have placed a valuation allowance against our deferred tax asset due to the uncertainty surrounding the realization of such assets. We evaluate on a quarterly basis the recoverability of the deferred tax asset and the level of the valuation allowance. At such time as it is determined that it is more likely than not the deferred tax assets are realizable, the valuation allowance will be reduced.

Quarterly Results of Operations

   The following table sets forth certain unaudited consolidated statement of operations data for the six quarters ended December 31, 1998, as well as such data expressed as a percentage of our total revenue for the periods indicated. This data has been derived from unaudited consolidated financial statements that, in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with our annual audited consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                             Quarters Ended
                         ----------------------------------------------------------
                         Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,
                           1997      1997      1998      1998      1998      1998
                         --------- --------  --------  --------  --------- --------
                                  (In thousands, except per share data)
Consolidated Statement
 of Operations Data:
 Revenue:
  Product...............  $ 2,897  $ 3,291   $ 3,688   $ 3,867    $ 4,270  $ 4,681
  Service...............      612      771       673     1,034      1,282    1,556
                          -------  -------   -------   -------    -------  -------
    Total revenue.......    3,509    4,062     4,361     4,901      5,552    6,237
 Cost of revenue:
  Product...............      590      623       644       631        879    1,028
  Service...............      467      522       601       689        747      738
                          -------  -------   -------   -------    -------  -------
    Total cost of
     revenue............    1,057    1,145     1,245     1,320      1,626    1,766
                          -------  -------   -------   -------    -------  -------
 Gross profit...........    2,452    2,917     3,116     3,581      3,926    4,471
 Operating expenses:
  Research and
   development..........      499      525       605       600        625      777
  Marketing and sales...    2,096    2,099     1,978     2,374      2,564    2,828
  General and
   administrative.......      231      274       410       401        412      443
  Amortization of
   deferred stock
   compensation.........      --         2        38        61         66      134
                          -------  -------   -------   -------    -------  -------
    Total operating
     expenses...........    2,826    2,900     3,031     3,436      3,667    4,182
                          -------  -------   -------   -------    -------  -------
 Income (loss) from
  operations............     (374)      17        85       145        259      289
 Interest income
  (expense), net........      (19)     (16)      (11)      (10)       (13)      (7)
                          -------  -------   -------   -------    -------  -------
 Income (loss) before
  provision for income
  tax...................     (393)       1        74       135        246      282
 Provision for income
  tax ..................      --       --         (4)       (6)       (10)     (14)
                          -------  -------   -------   -------    -------  -------
 Net income (loss)......  $  (393) $     1   $    70   $   129    $   236  $   268
                          =======  =======   =======   =======    =======  =======
 Net income (loss) per
  share--basic(1).......  $ (0.13) $  0.00   $  0.02   $  0.04    $  0.07  $  0.08
                          =======  =======   =======   =======    =======  =======
 Shares used in per
  share calculation--
  basic(1)..............    2,918    3,053     3,166     3,243      3,323    3,385
                          =======  =======   =======   =======    =======  =======
 Net income (loss) per
  share--diluted(1).....  $ (0.13) $  0.00   $  0.00   $  0.01    $  0.01  $  0.02
                          =======  =======   =======   =======    =======  =======
 Shares used in per
  share calculation--
  diluted(1)............    2,918   15,641    15,949    16,145     16,251   17,083
                          =======  =======   =======   =======    =======  =======

--------
(1) See Note 2 of the Notes to Consolidated Financial Statements for a description of the method used to determine the number of shares used in computing net loss per share.

                                       Percentage of Total Revenue
                         -------------------------------------------------------
                                             Quarters Ended
                         -------------------------------------------------------
                         Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31,
                           1997      1997     1998     1998     1998      1998
                         --------- -------- -------- -------- --------- --------
Consolidated Statement
 of Operations Data:
 Revenue:
  Product...............    82.6%    81.0%    84.6%    78.9%     76.9%    75.1%
  Service...............    17.4     19.0     15.4     21.1      23.1     24.9
                           -----    -----    -----    -----     -----    -----
    Total revenue.......   100.0    100.0    100.0    100.0     100.0    100.0
 Cost of revenue:
  Product...............    16.8     15.3     14.7     12.9      15.8     16.5
  Service...............    13.3     12.9     13.8     14.1      13.5     11.8
                           -----    -----    -----    -----     -----    -----
    Total cost of
     revenue............    30.1     28.2     28.5     27.0      29.3     28.3
                           -----    -----    -----    -----     -----    -----
 Gross profit...........    69.9     71.8     71.5     73.0      70.7     71.7
 Operating expenses:
  Research and
   development..........    14.3     12.9     13.9     12.2      11.3     12.5
  Marketing and sales...    59.7     51.7     45.4     48.4      46.2     45.4
  General and
   administrative.......     6.6      6.8      9.4      8.2       7.3      7.1
  Amortization of
   deferred stock
   compensation.........     --       --       0.9      1.2       1.2      2.1
                           -----    -----    -----    -----     -----    -----
    Total operating
     expenses...........    80.6     71.4     69.6     70.0      66.0     67.1
                           -----    -----    -----    -----     -----    -----
 Income (loss) from
  operations............   (10.7)     0.4      1.9      3.0       4.7      4.6
                           -----    -----    -----    -----     -----    -----
 Interest income
  (expense), net........    (0.5)    (0.4)    (0.3)    (0.2)     (0.2)    (0.1)
                           -----    -----    -----    -----     -----    -----
 Income (loss) before
  provision for income
  tax...................   (11.2)     0.0      1.6      2.8       4.5      4.5
 Provision for income
  tax...................     --       --      (0.1)    (0.1)     (0.2)    (0.2)
                           -----    -----    -----    -----     -----    -----
 Net income (loss)......   (11.2)%    0.0%     1.5%     2.7%      4.3%     4.3%
                           =====    =====    =====    =====     =====    =====

   Quarterly product revenue has increased in each of the quarters shown above due to increased sales of MeetingPlace products, including increased follow-on sales of products to existing customers. Quarterly service revenue has increased in each of the three quarters ended December 31, 1998, both in absolute dollars and as a percentage of total revenue, due primarily to the increasing size of our customer base. Gross margins were relatively constant during the six quarters ended December 31, 1998. The increase in gross margin in the quarter ended June 30, 1998 was attributable primarily to a higher proportion of sales from software add-ons during such period, which typically carry higher margins.

   Total operating expenses increased in absolute dollars in each of the quarters presented above, but generally decreased as a percentage of total revenue. Research and development expenses generally increased in absolute dollars during these periods as a result of increased development efforts related to new products and enhancements of existing products. For the quarter ended December 31, 1998, research and development expenses increased in both absolute dollars and as a percentage of total revenue, reflecting the addition of research and development personnel. Sales and marketing expenses generally increased in absolute dollars during the quarters presented above as a result of increased spending for salary and commissions, trade show expenses, public relations and other promotional expenses. General and administrative expenses generally increased in absolute dollars during the quarters presented above as a result of the addition of personnel performing general and administrative functions.

   The amount and timing of our operating expenses generally will vary from quarter to quarter depending on our level of actual and anticipated business activities. Research and development expenses will vary as we develop new products and enhance existing products. In addition, we have a limited backlog of orders, and total revenue for any future quarter is difficult to predict. Supply, manufacturing or testing constraints could result in delays in the delivery of our products. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of other factors, many of which are outside our control. See "Risk Factors--Our operating results may fluctuate significantly."

   Our quarterly revenue and operating results are difficult to forecast, and we believe that period-to-period comparisons of its operating results will not necessarily be meaningful. As a result, you should not rely upon them as an indication of future performance. It is likely that our future quarterly operating results from time to time will not meet the expectations of security analysts or investors. In such event, the price of the common stock would likely decline.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of convertible preferred stock, which totaled $18.7 million in aggregate net proceeds through December 31, 1998. We have also financed our operations through equipment loans, which totaled $1.4 million in principal amount at December 31, 1998. As of December 31, 1998, we had $4.0 million of cash and cash equivalents and a $2.0 million line of credit, all of which was available at December 31, 1998.

   Net cash used in operating activities was $4.0 million and $1.6 million in 1996 and 1997, respectively, and net cash provided by operating activities was $1.0 million in 1998. For 1997, cash used by operating activities was attributable primarily to a net loss of $2.2 million and an increase in trade accounts receivable of $1.1 million, offset in part by depreciation and amortization of $619,000 and increases in accrued expenses and deferred revenue of $471,000 and $506,000, respectively. For 1998, cash provided by operating activities was attributable primarily to net income of approximately $703,000, depreciation and amortization of approximately $696,000 and increases in accounts payable, accrued expenses and deferred revenue of approximately $442,000, $629,000 and $1.9 million, respectively. These amounts were offset in part by an increase in trade accounts receivable of $3.1 million.

   Net cash used in investing activities was approximately $778,000, $597,000 and $780,000 in 1996, 1997 and 1998, respectively. For each of these years, cash used in investing activities was attributable primarily to purchases of property and equipment.

   Net cash provided by financing activities was $8.5 million, approximately $287,000 and $143,000 in 1996, 1997 and 1998, respectively. For 1996, cash provided by financing activities was attributable to proceeds for the issuance of preferred stock and notes payable, offset in part by repayment of notes payable and capital lease obligations. For 1997 and 1998, cash provided by financing activities was attributable to proceeds from the issuance of notes payable, offset in part by repayment of notes payable and capital lease obligations.

   As of December 31, 1998, our principal commitments consisted of obligations outstanding under operating leases and capital equipment leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. We also may establish additional operations as we expand globally.

   We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. If additional funds are raised through the issuance of debt securities, these securities could have certain rights, preferences and privileges senior to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that such additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Year 2000 Readiness Disclosure

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish between twentieth and twenty-first century dates. This may result in software failures or the creation of erroneous results.

   We have conducted the first phases of a Year 2000 readiness review for the current versions of our products. The review includes assessment, implementation (including remediation, upgrading and replacement of certain product versions), validation testing, and contingency planning. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

   We have largely completed all phases of this plan, except for contingency planning, for the current versions of our products. As a result, all current versions of our products are "Year 2000 Compliant," as defined below, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our products are also Year 2000 Compliant. We have not tested our products on all platforms or all versions of operating systems that we currently support.

   We have defined "Year 2000 Compliant" as the ability to:

  . correctly handle date information needed for the December 31, 1999 to
    January 1, 2000 date change;
  . function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;
  . where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;
  . if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and
  . recognize the year 2000 as a leap year.

   We have tested software obtained from third parties (licensed software, shareware, and freeware) that is incorporated into our products, and we are seeking assurances from our vendors that licensed software is Year 2000 Compliant. Despite testing by us and by current and potential clients, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business, operating results or financial condition. Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

   Our internal systems include both our information technology, or IT, and non-IT systems. We have initiated an assessment of our material internal IT systems (including both our own software products and third-party software and hardware technology) but we have not initiated an assessment of our non-IT systems. We expect to complete testing of our IT systems in 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from vendors that their systems are Year 2000 Compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal IT and non-IT systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

   We do not currently have any information concerning the Year 2000 compliance status of our customers. If our current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures (especially technology expenditures that were reserved for conferencing products) to address Year 2000 compliance problems, our business could suffer.

   We have funded our Year 2000 plan from available cash and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with Year 2000 compliance that could adversely affect our business, results of operations, and financial condition.

   We have not yet fully developed a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. The cost of developing and implementing such a plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

Impact of Recently Issued Accounting Standards

   In December 1998, AcSEC released Statement of Position 98-9, or SOP 98-9, Modification of SOP 97-2, "Software Revenue Recognition," with Respect to Certain Transactions. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. The provisions of SOP 98-9 that extend the deferral of certain paragraphs of SOP 97-2 became effective December 15, 1998. These paragraphs of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. We are evaluating the requirements of SOP 98-9 and the effects, if any, on our current revenue recognition policies.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. We are currently evaluating the impact of SOP 98-1 on our financial statements and related disclosures.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. We believe the adoption of SOP 98-5 will not have a material impact on our results of operations.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. We do not currently hold derivative instruments or engage in hedging activities.

                                    BUSINESS

Overview

   We are a leading provider of integrated voice and data conferencing solutions for geographically dispersed organizations. We develop, market and support our MeetingPlace system, which allows companies to conduct "virtual" meetings and thereby extend real-time decision making processes irrespective of the geographic location of participants. With MeetingPlace, participants can schedule and attend a meeting, view, share and edit documents, and capture and retrieve meeting content. MeetingPlace is designed to be an enterprise-wide resource and to leverage existing technologies such as telephones, cellular phones and personal computers. Moreover, we expect the dramatic growth in web browsers and collaborative software applications to drive data conferencing as an important business application of the Internet.

   MeetingPlace consists of three components: (a) the MeetingPlace conference server; (b) MeetingPlace software; and (c) system integration options. MeetingPlace incorporates many easy-to-use features that allow participants to emulate the voice and data collaboration that occurs in a face-to-face meeting, such as breakout sessions, roll calls and meeting handouts. MeetingPlace provides simultaneous voice and data conferencing and the ability to record and access meeting content while lowering the enterprise's overall conferencing costs.

   We began commercial shipment of MeetingPlace in December 1994 and, as of December 31, 1998, had over 200 customers. In addition to enterprise-wide general deployment, customers have purchased and used MeetingPlace for a variety of specific business applications, including morning brokerage calls, crisis management, training and education, customer and client services, supply chain management and merger integration. Furthermore, over 60% of our customers have purchased additional products or services after their initial system installations. MeetingPlace has been installed in some of the world's leading enterprises, including 3Com, Aetna, Cisco, Credit Suisse First Boston, Hewlett-Packard, Honeywell, Merrill Lynch, Microsoft, Oracle, State Farm Insurance, Union Pacific Railroad and the U.S. Federal Reserve Bank.

Industry Background

   The proliferation of communications technologies is revolutionizing the way people conduct business. Today, businesses of all sizes are empowering their employees with a diverse array of communications tools to facilitate information flow and improve productivity. From voicemail, fax machines and cellular phones to e-mail, laptop computers and handheld devices, businesses have demonstrated their continued willingness to adopt technologies that enable their employees, vendors and customers to communicate more efficiently across disparate geographies and time zones.

   An enterprise's willingness to adopt a new communications technology depends largely on the technology's ability to efficiently replace or enhance an existing business practice. Voicemail is a more convenient and cost effective substitute for the traditional pad-and-paper answering service. E-mail provides a similar improvement over traditional inter-office mail. Cellular phones and laptop computers provide added flexibility for mobile workers over the traditional telephone and desktop computer. In addition, enterprises have sought to enhance their competitive advantage by creating a "virtual" presence with their customers and vendors through such means as e-commerce and extranets. Each of these technologies has increased productivity by extending the workplace beyond the physical office.

   An integral part of this workplace extension is the ability to coordinate communications and decision making among people in different locations. As a result, companies are expanding their use of existing technologies such as voice-oriented conferencing and data-oriented collaborative software. According to Frost & Sullivan, the total market for audio and video conferencing services and equipment in the United States is projected to grow from $8.5 billion in 1998 to more than $24 billion by 2003. Meanwhile, according to International Data Corporation, the total installed base of collaborative software clients in the United States is expected to grow from 47 million in 1998 to more than 114 million by 2002.

   No single, widely deployable technology, however, has been able to effectively provide the integrated voice and data collaboration that occurs in a face-to-face meeting in a cost effective manner. In order to have a meeting today, a business typically must have everyone present in a conference room or invest in limited and often expensive technologies or services that allow people to communicate. For example, audio conferencing, although widely used and available, is relatively expensive and does not enable participants to share and modify documents. Video conferencing systems enable participants to see each other but have technical limitations, such as minimum bandwidth requirements, and are not widely available to users. Collaborative software applications, such as Microsoft Outlook and Lotus Notes, focus on workflow improvements rather than sharing documents real-time and allowing users to speak with other participants.

   To address this need for efficient, real-time voice and data communication, organizations have resorted to using a patchwork of such technologies, including conferencing, fax, e-mail and collaborative software applications. While these technologies have been widely implemented, the result has been the creation of discrete "islands" of communication within organizations, which fail to create a virtual meeting experience that promotes information flow and effective decision making. The growing geographic dispersion and mobility of workers further compound this problem.

   As a consequence, we believe there is significant demand for an integrated, cost-effective and easy-to-use product that enables simultaneous real-time voice communication and secure document collaboration irrespective of geographic location. Furthermore, we believe that such a product must leverage the existing voice and data infrastructure within the enterprise to facilitate widespread deployment and realize significant cost savings. Finally, the system must provide incremental capabilities to improve the meeting itself. Accordingly, we believe that there is a need for a solution that enables virtual meetings to further extend an enterprise's workplace.

The Latitude Solution

   We have developed a solution, MeetingPlace, that allows companies to conduct virtual meetings which extend real-time decision making processes irrespective of the geographic locations of participants. With MeetingPlace, users can schedule and attend a meeting, share and edit documents, and record and access meeting content. Attendees can participate in a meeting using widely available communications devices such as telephones, cellular phones, laptop computers and desktop computers. MeetingPlace is designed to be an enterprise-wide resource and to integrate seamlessly into widely deployed enterprise software environments, including corporate intranets and certain collaborative software environments such as Microsoft Outlook.

   [Graphic depicting the Latitude MeetingPlace server in the center with four lines connecting four images of people attending a hypothetical conference. The images, from left to right, are a conference room, a mobile worker with a laptop and phone, a worker on a cellular phone and a document intended to reflect the data sharing capabilities of the MeetingPlace server. Additionally, there are two thicker lines, intended to look like pipes, representing voice and data streams, plugging into the MeetingPlace server.]

   Key benefits of MeetingPlace include:

  . Seamless integration of real-time voice and data conferencing. MeetingPlace allows participants to easily schedule and attend meetings that combine voice conferencing with real-time sharing and editing of data. By leveraging an enterprise's existing voice and data networks, MeetingPlace provides reliable and robust transport of toll-quality voice as well as real-time data sharing and editing.

  . Time-displaced access to meetings. MeetingPlace provides an integrated ability to record and archive meeting conversations and materials, enabling information generated during a meeting to be efficiently passed on to those unable to attend. In addition, audio or data information can be made available to participants in advance of the meeting.

  . Lower overall cost of conferencing. With a MeetingPlace server installed, the cost of a conference is limited to the long-distance charge, if any, for each participant. In contrast, the cost of a conference using a third-party service bureau typically ranges between $0.30 and $0.55 per minute per participant within the United States. As such, a typical customer can realize significant cost savings relative to existing voice conferencing services provided by third-party service bureaus.

  . Security and control. MeetingPlace's customer premise-based system provides an architecture which enables an enterprise to manage data collaboration securely behind its corporate firewall, consistent with its other information technology strategies. Additionally, MeetingPlace eliminates certain risks associated with third party conferencing service bureaus, such as operators giving access to unwelcome participants.

  . Ease of use and broad feature set. MeetingPlace allows users to schedule, attend and review meetings easily from their telephones or familiar desktop environments such as browsers or Microsoft Outlook. In addition, MeetingPlace incorporates a large number of features that allow end users to emulate many aspects of a face-to-face meeting such as breakout sessions, roll calls and meeting hand-outs.

  . Scalability and configurability. MeetingPlace is scalable with an enterprise's conferencing needs. MeetingPlace servers are designed to be networked together to coordinate the deployment of servers on a global basis and to allow for large single meeting sessions of over 1,000 simultaneous participants. Moreover, MeetingPlace can be configured in a variety of ways in order to satisfy specific business applications, such as training and supply chain management.

Strategy

   Our objective is to make MeetingPlace a standard communications tool within an enterprise. Underlying this objective is our vision of making integrated voice and data collaboration through MeetingPlace as widely utilized as e-mail and voice mail. The key elements of our strategy include:

  . Establish MeetingPlace as a ubiquitous desktop application. We intend to continue to integrate MeetingPlace seamlessly with a wide array of enterprise software, including browsers, collaborative software and ERP/CRM applications. For example, MeetingPlace is already available to end users through browser interfaces as well as Microsoft Outlook. We intend to leverage the large installed base of such applications to establish MeetingPlace as a standard desktop productivity tool by deploying MeetingPlace as an integral element of these applications.

  . Aggressively leverage installed customer base to increase market penetration. We will focus on developing prominent Fortune 1000 reference accounts to encourage widespread market acceptance of our products. We intend to apply the expertise that we have gained in penetrating existing vertical markets, such as financial services and high technology, to actively pursue new markets such as professional services, manufacturing, healthcare, transportation, education and government. Additionally, we will continue to promote increased usage and deployment of our products by our existing customers through after-market sales and support.

  . Leverage technological expertise to address significant market opportunities. We have gained significant technological expertise in both voice and data enterprise network environments, as well as in such areas as digital signal processing and system integration. Furthermore, we are developing new features and applications to enhance our existing product offerings and to address significant market opportunities such as voice over IP and IP video. In addition, our technology platform is designed to use open standards such as the T.120 specification for data conferencing and the H.323 specification for IP telephony.

  . Develop partnerships to expand distribution channels. We continue to expand our direct selling efforts in domestic markets. We also plan to increasingly utilize indirect distribution channels such as third party distributors and system integration partners. We expect to focus such partnership efforts on expanding our geographic scope to reach customers in other countries and in certain regions of the United States, and on entering into distribution and co-marketing arrangements with partners that have expertise in specific vertical markets.

  . Provide value-added consulting services to our customers. In addition to our full-care support to customers, we offer a wide variety of value-added consulting services such as installation, training, system administration, help desk services, and web site and systems integration. We believe that providing these value-added services to our customers enhances our ability to achieve broad deployment within their enterprises.

  . Extend MeetingPlace functionality to enable "Collaborative Knowledge
    Management." Our long-term product development strategy includes the development of features and applications to enable what we refer to as Collaborative Knowledge Management, or CKM. We expect that CKM will extend the current capabilities of MeetingPlace for real-time capture, archival and retrieval of meeting content to allow enterprises to access and manage the information generated in their meetings. We intend to incorporate technologies such as voice recognition and search engines, as well as integrate MeetingPlace with handheld devices.

Products and Services

 MeetingPlace Hardware and Software Platform

   Our MeetingPlace system enables the enterprise-wide deployment of real-time voice and data conferencing capabilities. Designed to integrate with an enterprise's existing telephone and data networks, MeetingPlace facilitates meetings among people in different locations using phones and network connected computers. The MeetingPlace system consists of three types of components:

   MeetingPlace Conference Server. At the core of the MeetingPlace system is the MeetingPlace conference server, an integrated hardware and software platform. The MeetingPlace server is built around an Intel Pentium processor and incorporates standard trunk interfaces to many analog and digital phone systems, an Ethernet interface for local area networks, and a SCSI-based storage system to manage internal database functions and conference recordings. In addition, the platform utilizes our advanced high-performance digital signal processing, or DSP, cards to manage voice communications. Each MeetingPlace server can scale from 8 to 120 concurrent users in any combination of different sized conferences, enabling customers to configure the MeetingPlace server on a concurrent user basis. In addition to the MeetingPlace conference server, an enterprise can increase scalability and reliability with the following options:

  . MeetingPlace Network Server. An integrated hardware and software platform that enables customers to manage up to eight MeetingPlace conference servers with centralized scheduling, administration and reporting.

  . MeetingPlace Shadow Network Server. An integrated hardware and software platform that provides redundancy in the event of failure of the MeetingPlace network server.

   MeetingPlace Software. The MeetingPlace conference server includes system software necessary to schedule, conduct and manage real-time voice and data conferences. Such software includes a UNIX-based operating system and a structured query language, or SQL, relational database, as well as integrated voice processing, conference scheduling and conference bridging software. The MeetingPlace system software also includes an optional simple network management protocol, or SNMP, agent for centralized network management. Enterprise customers can configure their MeetingPlace systems by choosing any of the following software options:

  . MeetingPlace Data Conferencing. Server-based software that facilitates real-time data collaboration using either standards-based collaboration software such as Microsoft NetMeeting or Java-compatible web browsers such as Microsoft Internet Explorer and Netscape Navigator.

  . MeetingNotes. Software that facilitates management of meeting agendas, roll calls, attached electronic documents, related web hyperlinks, or URLs, and conference recordings.

  . MeetingPlace Flex Menus. Software that enables customization of telephone touch-tone menus to access particular meetings and their associated MeetingNotes information.

  . MeetingTime. Windows or Macintosh compatible client software that enables users to schedule, configure and monitor advanced meeting functions such as breakout sessions and lecture style, listen-only meetings.

   System Integration Options. We also offer several optional modules that enable the integration of MeetingPlace with other strategic communications tools used by the enterprise. Currently, these modules include:

  . MeetingPlace WebPublisher. Windows NT-based software that integrates
    MeetingPlace with an enterprise's web server to provide end users with browser-based scheduling and management of conferences. WebPublisher also integrates with RealAudio to provide streaming audio playback of conference recordings.

  . MeetingPlace Outlook Interface. Windows NT-based software that integrates
    MeetingPlace with Microsoft Exchange to facilitate conference scheduling and delivery of notifications through the Microsoft Outlook calendaring interface from the user's desktop.

  . MeetingPlace E-mail Gateway. Windows NT-based software that integrates
    MeetingPlace with popular e-mail systems, including Microsoft Exchange and Lotus Notes, for automated e-mail delivery of conference notifications and meeting materials.

  . MeetingPlace Fax Gateway. Windows NT-based software that integrates
    MeetingPlace with a Windows NT-based fax server for automated fax delivery of conference notifications and meeting materials.

   Our MeetingPlace system is designed for deployment in enterprise IT environments with a wide array of standard and optional features for end users, help desk employees and system managers, including:

--------------------------------------------------------------------------------

         Capability                                  Features
  Meeting Set-Up.           . ability to schedule in advance or real-time
  Automated
  scheduling and            . schedule via MeetingTime software, web browser,
  notification of             telephone or Microsoft Outlook
  meetings.
                            . scheduling of recurring meetings
                            . password and profile restrictions
                            . notification through e-mail, Microsoft Outlook, fax or
                              pager
                            . automatic dial-out to participants

------------------------------------------------------------------------------------
  In-Session Capabilities.  . roll calls
  Management and control    . announced and screened entries
  of
  meeting attendance and    . participant exclusion
  flow.
                            . breakout sessions
                            . lecture style, listen-only conferences
                            . real-time speaker identification
                            . interactive Q&A format
                            . participant muting
                            . automated dial-out to late participants

------------------------------------------------------------------------------------
  Attachments.              . distribution and notification of meeting materials,
  Distribution of             including electronic documents, prerecorded voice or
  electronic meeting          video and Internet hyperlinks
  materials.
                            . access before, during or after meeting
                            . automatic forwarding by e-mail or fax
                            . access to materials via the web, by e-mail or by fax

------------------------------------------------------------------------------------
  Recording. Recording,     . on/off control during conference
  storage and playback of
  conferences.
                            . automatic posting for playback
                            . password or profile controlled access
                            . access through telephone, downloaded audio file or
                              streaming audio using RealAudio over the web

------------------------------------------------------------------------------------
  System Administration.    . remote administration via IP-based network (e.g.,
  Tools for                   Internet)
  management of             . help desk monitoring via standard SNMP applications
  MeetingPlace by
  system administrators.    . configuration, user profile management, capacity
                              planning, internal billback and automated backups
                              through MeetingTime software
                            . system reporting capability

   We license technology that is incorporated into our products from certain third parties, including certain digital signal processing algorithms and the MeetingPlace server's operating system and relational database. See "Risk Factors--We rely on technology licensed to us by third parties." Software and hardware products as complex as ours are likely to contain undetected errors or defects. See "Risk Factors--Our products may suffer from defects, errors or breaches of security."

 Consulting and Support Services

   In addition to our MeetingPlace hardware and software offerings, we provide extensive follow-on consulting and support services to our customers to ensure successful deployment of MeetingPlace in their organizations. We offer implementation and integration services on an individual engagement basis, and full care support and managed services on an ongoing recurring basis.

  . Implementation Services. Implementation services include turnkey project management, database design, specific business application development, training and on-site installation. These services target seamless integration with a wide variety of telephone systems, local area network configurations, web servers and messaging systems.

  . Integration Services. Integration services include customization of web interfaces to MeetingPlace, custom programming of telephone access menus (through the MeetingPlace Flex Menu Option), custom reporting and billing, integration of MeetingPlace into non-standard voice or data networking infrastructures and advanced application support and training. These services are designed for customers with special application or integration needs.

  . Full Care Support. Full care support is an annual or multi-year service plan that provides telephone-based technical support to system managers. In addition, participating customers receive a software subscription service for new releases, access to a standby conference server and onsite hardware maintenance.

  . Managed Services. Managed services are designed for customers that desire on-site MeetingPlace systems but wish to outsource MeetingPlace's administration and management. Managed services include all user profile management, help desk support, rollout, capacity planning, technical support and monthly usage reporting.

Technology

   MeetingPlace incorporates a wide variety of internally developed and third party licensed technologies. Key aspects of our technology platform include:

  . High-performance DSP engine. To meet the needs of a highly scalable conferencing system, we designed our own general purpose DSP card based on a RISC microprocessor and programmable Texas Instruments DSP chips. MeetingPlace configurations can contain up to four DSP cards to deliver up to five billion instructions per second, or BIPS, of processing power in a single server. Our software leverages the power of these DSP cards to provide high quality conference bridging that integrates DSP algorithms for echo cancellation, automatic gain control, background noise suppression, voice compression, and speaker and dial tone detection.

  . Conference scheduling engine. A sophisticated conference scheduling engine efficiently allocates MeetingPlace system resources, including conference licenses, access ports, recording space and meeting IDs. The scheduling agent utilizes a SQL relational database to manage transactions originating internally or externally from either the voice or data network. The software allows for sufficient flexibility to encompass real-world scenarios including early arrivals, unexpected participants, conference no-shows and meetings that run over their scheduled times.

  . Conference recording and playback. To record and play back conferences, MeetingPlace enables voice compression and decompression in addition to a proprietary voice file system. The integration of conference scheduling, bridging and recording enables MeetingPlace to facilitate impromptu recording and playback of voice conferences without operator intervention or external equipment.

  . Robust server software architecture. MeetingPlace utilizes a robust set of internally developed application programming interfaces, or APIs, that are designed to integrate with a variety of external applications, including web servers, e-mail systems and fax servers.

  . Distributed network architecture. MeetingPlace enables the centralized administration and management of multiple servers distributed over an enterprise's local or wide area network. The system also incorporates an internal database replication engine, system-wide redundancy for MeetingPlace network servers and fault tolerance to network outages.

   To be successful, we will need to develop and introduce new products that respond to technological changes or evolving industry standards, such as voice over IP, in a timely manner and on a cost-effective basis. In addition, we will need to integrate our products with our customers' networks and enterprise applications on an ongoing basis. Furthermore, any significant interruption in the supply or support of any licensed software incorporated in our products could adversely affect our sales. See "Risk Factors--Our market is subject to rapid technological change," "--We need to integrate our products with third-party technology," and "--We rely on technology licensed to us by third parties."

Customers

   We began commercial shipment of our products in December 1994 and, as of December 31, 1998, had over 200 customers. Our typical customers are medium to large businesses with geographically diverse employees, suppliers, customers and other constituents. In addition to enterprise-wide general deployment, customers have purchased and used MeetingPlace for a variety of specific business applications, including crisis management, training and education, customer and client services, supply chain management and merger integration. Furthermore, over 60% of our existing customers have purchased additional products or services after their initial system installations. The following is a representative list of our customers by vertical market:

 High Technology

 Software                   Hardware                     Networking and
 America Online, Inc.       Apple Computer, Inc.         Telecommunications
 Cadence Design             Fujitsu Limited              3Com Corporation
  Systems, Inc.             Hewlett-Packard              Aspect
 Clarify Inc.                Company                      Telecommunications
 Edify Corporation          Honeywell Inc.                Corporation
 Enterprise Systems,        Hutchinson                   Bell Atlantic
  Inc.                       Technology                   Corporation
 Great Plains                Incorporated                Ciena Corporation
  Software, Inc.            Natural Microsystems         Cisco Systems, Inc.
 Informix Corporation        Corporation                 Norstan Inc.
 Microsoft                  Quantum Corporation          Tellabs, Inc.
  Corporation               Rockwell
 NetManage, Inc.             International
 Network Associates,         Corporation
  Inc.                      Seagate Technology,
 Oracle Corporation         Inc.
 Qualcomm
  Incorporated

--------------------------------------------------------------------------------

 Financial Services
 Investment Banking         Insurance                    Other Financial
 BancBoston Robertson Stephens Inc.                      Services
                            Aetna Inc.
 Credit Suisse First Boston  Corporation                 Brown Brothers
                                                         Harriman & Co.
                            American International Group, Inc.
 J.C. Bradford & Co.        CNA Financial Corporation
 Merrill Lynch & Co.        CUNA Mutual Group            Capital Group
                                                         Companies Inc.
                            John Hancock Mutual Life Insurance  Company
 Morgan Stanley Dean Witter & Co.
 NationsBanc Montgomery  Securities LLC                  Conseco, Inc.
                            State Farm Insurance
                                                         Fidelity Investments

 Prudential Securities Incorporated
                            Commercial Banking           Franklin Templeton
 SG Cowen Securities Corporation
 UBS AG                     ABN AMRO Bank NV             Instinet Corp.
                            BankBoston                   Southwest Securities
                            Bank of America              Group, Inc.
                            Compass Bank                 The Vanguard Group
                            Life Savings Bank
                            KeyCorp
                            Northern Trust Bank
                            STAR Financial Bank

--------------------------------------------------------------------------------

 Other Industry Sectors

  Professional Services                Transportation                 Retail
  Andersen Consulting                  Air Canada                     Best Buy Co., Inc.
  Automatic Data Processing, Inc.      CSX Corp.                      Pier 1 Imports, Inc.
  A.T. Kearney, Inc.                   Budget Rent a Car Corporation  Rite Aid Corporation
                                       Burlington Northern Santa Fe   Weight Watchers International,
  The Boston Consulting Group, Inc.     Corp.                          Inc.
  Cambridge Technology Partners, Inc.  Union Pacific Corp.
  Deloitte & Touche, LLP                                              Education
  Electronic Data Systems, Corp.       Healthcare                     California State University
  Gartner Group, Inc.                  Kaiser Permanente              The Ohio State University
                                       Merck-Medco Managed Care,
  International Data Corporation        L.L.C.                        Rio Salado College
  META Group, Inc.                                                    University of Illinois
                                                                      University of Texas
  Government
  U.S. Federal Reserve Bank
  NASA
  U.S. Court of Appeals
  State of Alaska
  State of New Mexico

--------------------------------------------------------------------------------

   No single customer accounted for more than 10% of our total revenues in 1997 or 1998.

   The following are specific examples of how customers use MeetingPlace to solve their collaboration needs:

  . Hewlett-Packard installed its first MeetingPlace servers with a total of 240 ports in January 1996 in its Palo Alto, California facilities. Since its initial installation, Hewlett-Packard has deployed MeetingPlace as a standard communications tool. Today, Hewlett-Packard has deployed over 23 MeetingPlace servers with a total of 2,300 ports in the United States, Asia and Latin America, connected through Hewlett-Packard's virtual private network. According to Hewlett-Packard, it saved approximately $300,000 per month in 1998 based on its current usage of approximately 6 million minutes per month. Hewlett-Packard continues to adopt new applications for MeetingPlace and is currently rolling out data conferencing and web integration system-wide.

  . Credit Suisse First Boston's parent company, Credit Suisse, initially rolled out MeetingPlace in January 1995 as a cost effective conferencing solution to schedule, record and archive intraday conference calls. This enabled their worldwide sales force and securities traders to communicate with each other regarding market conditions and investment opportunities. Since its initial deployment with Credit Suisse, MeetingPlace has been adopted within divisions of Credit Suisse First Boston in North America, Europe and Asia to satisfy their conferencing needs. In addition, MeetingPlace's technology has resolved such issues as ambient noise from the trading floor and poor audio quality from telephones from various countries. Conference leaders have greater control over the calls, long distance connection delays have been eliminated, and participation has dramatically increased.

  . Budget Rent a Car chose MeetingPlace as a vital component of its distance learning solution. MeetingPlace creates a virtual classroom between three training labs in Lisle, Illinois, and 127 remote workstation sites across the United States. MeetingPlace breakout sessions enable paired role-play exercises and dialog sessions. Sessions are also recorded so that absent trainees can call into the MeetingPlace system and listen to them at their convenience. According to Budget, training costs have dropped from $2,000 to just $156 per trainee, and training penetration has increased from 60% to 99%.

Marketing and Sales

   Marketing. In order to create awareness, market demand and sales opportunities for our products, we engage in a number of marketing activities which include exhibiting products and applications at industry trade shows and on our web site, direct marketing, advertising in selected publications aimed at targeted markets, public relations activities with trade and business press and distribution of sales literature, technical specifications and documentation. Our marketing efforts focus on educating the significant influencers within enterprises, targeting IT executives and IT managers to build a business case and closing on initial deployment applications. In addition, we cultivate relationships with major network and telecommunications equipment providers, and we intend to engage in co-marketing activities with enterprise software providers.

   Sales. Our distribution strategy is to sell our products and services to medium to large businesses with geographically dispersed employees, suppliers, customers and other constituents. We employ a direct sales force in the United States as our primary distribution channel to market to these enterprises. As of January 31, 1999, our direct sales force consisted of 39 sales representatives located in 15 cities. Latitude uses a consultative sales approach working closely with customers to understand and define their needs and determine how they can be addressed by our products and services. This strategy continues after the initial product implementation, the successful completion of which is typically a prerequisite to full scale deployment. While the sales cycle varies from customer to customer, it typically lasts between six and nine months. See "Risk Factors--Our sales cycle is lengthy and unpredictable."

   In addition to our direct sales force in the United States and the United Kingdom, we use indirect channels to extend our marketing effort. The indirect channels consist of resellers that target specific geographic regions and vertical markets, as well as usage-based resellers who offer access to MeetingPlace services on a per-minute basis. As of January 31, 1999, we had eight domestic resellers and three international resellers. We intend to grow all of our reseller channels. See "Risk Factors--We need to expand our sales and distribution channels" and "--We face risks associated with international expansion."

Competition

   We compete in a market that is highly competitive and rapidly changing. We expect competition to persist and intensify in the future. We face competition from a number of different sources. Currently, our principal competitors include:

  . major telecommunications carriers that operate service bureaus for voice conferencing, such as AT&T Corp., MCI Worldcom, Inc. and Sprint Corporation;

  . private branch exchange, or PBX, vendors that sell systems with voice conferencing capabilities; such as Lucent Technologies Inc. and Nortel Networks;

  . providers of video conferencing systems such as PictureTel Corporation, Pinnacle Data Systems Incorporated and 8x8, Inc.; and

  . smaller start-up companies that offer web-based voice and data conferencing products.

   In addition, we anticipate that, in the future, we may experience competition from potential competitors that include:

  . networking companies, such as Cisco Systems, Inc., 3Com Corporation,
    Lucent Technologies Inc. and Nortel Networks, that are focusing on providing hardware to enable voice over IP applications and that may offer voice and data conferencing functionality at a cost lower than ours or at no cost; and

  . collaborative software providers, such as Microsoft Corporation and Lotus
    Development Corporation, that are currently focusing on data conferencing products and that may in the future incorporate video conferencing functionality into their products at little or no incremental charge to their customers.

   We believe the principal competitive factors in our market include, or are likely to include, overall cost of conferencing, product performance and features such as the ability to integrate voice and data, reliability, ease of use, size of customer base, quality of service and technical support, sales and distribution capabilities and strength of brand name.

   We believe that we compete favorably with respect to each of the foregoing factors. However, many of our competitors have longer operating histories, stronger brand names and significantly greater financial, technical, marketing and other resources than we do. These companies also may have existing relationships with many of our prospective customers. In addition, these companies may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.

   New competitors may emerge and rapidly acquire significant market share. Competitive pressure, including any reduction in the cost of audio conferencing services provided by service bureaus, may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products and services.

   We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business could suffer.

Patents and Intellectual Property Rights

   Our success is heavily dependent upon protecting our proprietary technology. We rely primarily on a combination of patents, copyright, trademark, trade secrets, non-disclosure agreements and other contractual provisions to protect our proprietary rights. As of January 31, 1999, we had four issued U.S. patents relating to such technologies as voice processing interfaces, recording and retrieval of audio conferences, and graphical computer interfaces for teleconference systems. We cannot be certain that these patents will provide us with any competitive advantages or will not be challenged, invalidated or circumvented by third parties or that the patents of others will not have an adverse effect on our ability to do business.

   Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into, and we may not be able to enforce our rights in the event of such breaches. Our competitors may independently develop technologies that are substantially equivalent or superior to ours. Furthermore, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

   Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we expect that we may be subject to legal proceedings and claims for alleged infringement of third party proprietary rights, such as patents, copyrights or trademarks, by us or our licensees from time to time in the ordinary course of business. We may increasingly be subject to infringement claims as the number of products and competitors in our industry grow and functionalities of products overlap. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. If we discover that any element of our products violates third party proprietary rights, we may be unable to obtain licenses on commercially reasonable terms, if at all, and to avoid or settle litigation without substantial expense and damage awards. Any claims relating to the infringement of third party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, or require us to enter into royalty or license agreements which are not advantageous to us. Parties making such claims may be able to obtain injunctive or other equitable relief, which could prevent us from selling our products in the United States or abroad. Any of these results could harm our business.

   Dell Computer Corporation has registered the "Latitude" mark for computers in the United States and certain other countries. Dell's United States trademark registration and Canadian application have blocked our ability to register the "Latitude Communications" and "Latitude" with logo marks in the United States and the "Latitude Communications" mark in Canada. Since we believe that we have priority of trade name usage in the United States, we have petitioned to cancel Dell's United States registration and opposed its Canadian application. The outcome of these proceedings is uncertain. If Dell's registration for the "Latitude" mark is not canceled or if we are unable to obtain consent from Dell for our registration of our marks, we may not be able to register our marks and would have to rely solely on common law protection for such marks. We cannot assure you that we will be free from challenges of or obstacles to our use or registration of our marks.

Manufacturing

   We currently outsource the manufacturing of all of the subassemblies and components of the MeetingPlace server to third parties. This strategy allows us to reduce costly investment in manufacturing capital and to leverage the expertise of our vendors. Our manufacturing operation consists primarily of final assembly and testing of fully-configured MeetingPlace servers. Certain components and parts used in our products are procured from sole sources, including the processor and digital signal processing device used in our MeetingPlace server. We typically obtain components from only one vendor even where multiple sources are available, to maintain quality control and enhance the working relationship with suppliers. These purchases are made under existing contracts or purchase orders. The failure of any sole source suppliers to deliver on schedule could delay or interrupt our delivery of products and thereby adversely affect our business. See "Risk Factors--We rely on outside manufacturers and suppliers."

Employees

   As of January 31, 1999, we had a total of 115 employees, of which 28 were in research and development, 76 were in sales, marketing and customer support, and 11 were in finance, administration, and operations. Our future performance depends in significant part upon our ability to attract new personnel and the continued service of existing personnel in key areas including engineering, technical support and sales. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting or retaining such personnel in the future. None of our employees are subject to a collective bargaining agreement. We consider our relations with our employees to be good. See "Risk Factors--We may experience difficulties managing our expected growth" and "--We depend on certain key employees."

Facilities

   We lease approximately 39,000 square feet for our headquarters facility in Santa Clara, California, which we expect to expand to approximately 51,000 square feet in the second quarter of 1999. The current lease for the Santa Clara facility expires in December 2000, at which time we have the option to extend it for an additional five years. We also lease space at eleven other locations in the U.S. and three internationally. Each of these other offices is leased on a month-to-month basis or under a lease with a term of 12 months or less.

Legal Proceedings

   We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to our executive officers and directors as of December 31, 1998.

       Name              Age                                Position
       ----              ---                                --------
Emil C.W. Wang..........  47 President, Chief Executive Officer and Director

Glenn A. Eaton..........  36 Vice President, International

Roberta H. Gray.........  47 Vice President, Marketing

Janet A. Gregory........  46 Vice President, North American Sales

Christopher D. Harvey...  41 Vice President, Customer Support

Rick M. McConnell.......  33 Chief Financial Officer and Vice President, Finance and Administration

Edward D. Tracy.........  39 Vice President, Product Operations

Thomas H. Bredt.........  58 Director

Robert J. Finocchio,
 Jr. ...................  47 Director

F. Gibson Myers, Jr. ...  56 Director

James L. Patterson......  60 Director

--------
   Messrs. Bredt and Finocchio comprise our audit committee.
   Messrs. Myers and Patterson comprise our compensation committee.

   Mr. Wang, Latitude's founder, has served as our President and Chief Executive Officer and as a Director since our inception in April 1993. Prior to founding Latitude, Mr. Wang served in various management positions with Aspect Telecommunications Corporation, a provider of call center systems ("Aspect"). Prior to Aspect, Mr. Wang was employed with ROLM Corporation, a manufacturer of PBX systems ("ROLM"), and was a consultant with Bain & Co., a management consulting firm. Mr. Wang holds a B.S. degree in civil engineering from Princeton University and an M.S. degree in structural engineering and an M.B.A. degree from Stanford University.

   Mr. Eaton has served as our Vice President, International since January 1999, and previously served as our Vice President, Business Development, from December 1997 to January 1999, Vice President, Marketing from October 1994 to December 1997 and Director of Marketing from May 1993 to October 1994. Prior to Latitude, Mr. Eaton served in various management positions with Aspect, including Director of Product Marketing for the Aspect CallCenter from May 1989 to April 1993. Prior to Aspect, Mr. Eaton was employed with ROLM for six years. Mr. Eaton holds an B.S. degree in electrical engineering from the Massachusetts Institute of Technology.

   Ms. Gray has served as our Vice President, Marketing since October 1998. From September 1997 to October 1998, Ms. Gray was Vice President, Strategy and Business Development at Intrepid Systems, Inc., a provider of retail management software. From June 1990 to August 1997, she served in various marketing management positions with SCO, a provider of network computing software, including Senior Director of Strategic Marketing from August 1996 to August 1997. Prior to SCO, Ms. Gray was a Market Development Manager with Sun Microsystems, Inc. from May 1985 to June 1990 and was Director of Software Engineering from May 1979 to May 1985. Ms. Gray holds a B.S. degree in mathematical sciences from Stanford University.

   Ms. Gregory has served as our Vice President, North American Sales since March 1994. From July 1988 to January 1994, Ms. Gregory served in various management positions with Octel Communications Corporation, a provider of voice messaging systems ("Octel"), including Director of Marketing for Voice Information Services, Director of Sales for Voice Information Services and General Manager for CPE Sales. Prior to Octel, Ms. Gregory held various sales management positions with ROLM from 1980 to 1988. Ms. Gregory holds a B.A. degree in English from Guilford College.

   Mr. Harvey has served as our Vice President, Customer Support since April 1998. From January 1997 to March 1998, Mr. Harvey was an independent consultant in the field of customer support. From May 1992 to January 1997, he served as Director of Worldwide Technical Support at Auspex Systems, Inc. a manufacturer of network file servers ("Auspex"). Prior to Auspex, Mr. Harvey held various management positions in technical support and systems engineering with Minerva Systems, Inc., a provider of hardware and software for video compression, and Epoch Systems, Inc., a provider of optical storage devices. Mr. Harvey holds a B.S. degree in management from the University of San Francisco and an M.B.A. degree from Golden Gate University.

   Mr. McConnell has served as our Chief Financial Officer and Vice President, Finance and Administration since December 1998. From January 1994 to November 1998, Mr. McConnell was Chief Financial Officer and Vice President, Finance and Administration of Storm Technology, Inc., a maker of personal scanners ("Storm"), and served as Director of Finance and Administration of Storm from June 1992 until January 1994. From July 1987 to June 1990, Mr. McConnell was employed as a financial engineer by The First Boston Corporation, predecessor to Credit Suisse First Boston, a financial services firm. Mr. McConnell holds a B.A. degree in quantitative economics from Stanford University and an M.B.A. degree from the Stanford Graduate School of Business.

   Mr. Tracy has served as our Vice President, Product Operations since December 1996. From January 1986 to May 1993, Mr. Tracy served in various management positions with Aspect, including Director of Engineering from May 1991 to May 1993. Prior to Aspect, Mr. Tracy worked with DAVID Systems, Inc., a telecommunications company, as a designer of voice/data switching PBX systems. Mr. Tracy holds an Sc.B. degree in engineering from Brown University and an M.S.E.E. degree in electrical engineering from Stanford University.

   Mr. Bredt has served as a director of Latitude since April 1993. Since April 1986, Mr. Bredt has been a general partner and managing director of Menlo Ventures, a venture capital firm. Mr. Bredt is also a director of Clarify Inc., a developer and provider of integrated enterprise front office solutions. Mr. Bredt holds a B.S.E. degree in science engineering from the University of Michigan, an M.E.E. degree in electrical engineering from New York University and a Ph.D. degree in computer science from Stanford University.

   Mr. Finocchio has served as a director of Latitude since August 1995. Since July 1997, Mr. Finocchio has served as Chairman, President and Chief Executive Officer of Informix Corporation, a provider of information management software. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com Corporation ("3Com"), a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Prior to his employment with 3Com, Mr. Finocchio held various executive positions in sales and service with Rolm Communications, a telecommunications and networking company, most recently as Vice President of Rolm Systems Marketing. Mr. Finocchio is also a Regent of Santa Clara University. Mr. Finocchio holds a B.S. degree in economics from Santa Clara University and an M.B.A. degree from the Harvard Business School.

   Mr. Myers has served as a director of Latitude since June 1997. Since 1970, Mr. Myers has been a general partner or managing director of various entities associated with Mayfield Fund, a venture capital firm. Mr. Myers also serves as a director of Spectralink Corporation, a provider of on-premises wireless telephone systems. Mr. Myers holds a B.A. degree in engineering from Dartmouth College and an M.B.A. degree from Stanford University.

   Mr. Patterson has been a director of Latitude since July 1993. Mr. Patterson has been an independent consultant since June 1987. Mr. Patterson also serves as a director of Aspect Telecommunications Corporation. Mr. Patterson holds a B.S.E.E. degree in electrical engineering from the University of Colorado.

   Executive officers are appointed by the Board of Directors and serve until their successors are qualified and appointed. There are no family relationships among any of our directors or officers. Storm filed for Chapter 7 bankruptcy protection in November 1998 when Mr. McConnell was Storm's Chief Financial Officer and Vice President, Finance and Administration.

 Board Composition

   Our Bylaws currently provide for a Board of Directors consisting of five members. Commencing at the first annual meeting of stockholders following the annual meeting of stockholders when Latitude shall have had at least 800 stockholders, the Board of Directors will be divided into three classes, each serving staggered three-year terms: Class I, whose term will expire at the first annual meeting of stockholders following the annual meeting of stockholders when Latitude shall have had at least 800 stockholders; Class II, whose term will expire at the second annual meeting of stockholders following the annual meeting of stockholders when Latitude shall have had at least 800 stockholders; and Class III, whose term will expire at the third annual meeting of stockholders following the annual meeting of stockholders when Latitude shall have had at least 800 stockholders. As a result, only one class of directors will be elected at each annual meeting of stockholders of Latitude, with the other classes continuing for the remainder of their respective terms. Messrs. Bredt and Myers have been designated as Class I directors; Messrs. Patterson and Finocchio have been designated as Class II directors; and Mr. Wang has been designated as a Class III director. These provisions in our restated certificate of incorporation may have the effect of delaying or preventing changes in control or management of Latitude. See "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions."

   Messrs. Bredt and Myers were elected to the Board of Directors pursuant to a voting agreement by and among Latitude and certain of its principal stockholders. This voting agreement will terminate upon completion of this offering.

 Board Compensation

   Except for reimbursement for reasonable travel expenses relating to attendance at Board meetings and the grant of stock options, directors are not compensated for their services as directors. Directors who are employees of Latitude are eligible to participate in our 1993 and 1999 Stock Plans and will be eligible to participate in the our 1999 Employee Stock Purchase Plan. Directors who are not employees of Latitude will be eligible to participate in our 1999 Stock Plan and 1999 Directors' Stock Option Plan. See "Stock Plans."

 Board Committees

   The Compensation Committee currently consists of Messrs. Myers and Patterson. The Compensation Committee reviews and approves the compensation and benefits for our executive officers, grants stock options under our stock option plans and makes recommendations to the Board of Directors regarding such matters.

   The Audit Committee consists of Messrs. Bredt and Finocchio. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

 Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee of Latitude's Board of Directors are currently Messrs. Myers and Patterson. Neither Mr. Myers nor Mr. Patterson has at any time been an officer or employee of Latitude.

                             Executive Compensation

   Summary Compensation. The following table sets forth the compensation earned for services rendered to Latitude in all capacities for the year ended December 31, 1998 by our Chief Executive Officer and the four next most highly compensated executive officers whose total cash compensation exceeded $100,000 during the year ended December 31, 1998 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                              Annual Compensation     Awards
                              -------------------- ------------
                                                    Securities
                                                    Underlying     All Other
 Name and Principal Position  Salary ($) Bonus ($) Options (#)  Compensation($)
 ---------------------------  ---------- --------- ------------ ---------------
Emil C.W.Wang................  $152,696   $17,348    151,200        $1,242(1)
 President and Chief
 Executive Officer

Glenn A. Eaton...............   125,108     8,674     46,200           199(2)
 Vice President,
 International

Janet A. Gregory.............    98,754    92,061     53,700           156(2)
 Vice President, North
 American Sales

Edward D. Tracy..............   118,529    26,090     46,200           192(2)
 Vice President, Product
 Operations

--------
(1) Consists of life insurance premiums paid by Latitude and reimbursement for tax preparation expenses.
(2) Consists of life insurance premiums paid by Latitude.

   Pursuant to the terms of a bonus plan adopted by the Board of Directors, certain of our executive officers will receive performance bonuses in 1999 based on Latitude's achievement of certain quarterly revenue targets set by the Board of Directors.

   Option Grants. The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in the year ended December 31, 1998. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock.

                      Option Grants in Last Fiscal Year(1)

                                       % of
                                      Total
                                     Options                            Potential Realizable Value
                         Number of  Granted to                           at Assumed Annual Rates
                           Shares   Employees                          of Stock Price Appreciation
                         Underlying  in Last     Exercise                   for Option Term(4)
                          Options     Fiscal      Price     Expiration ----------------------------
     Name                Granted(#)  Year(2)   ($/share)(3)    Date         5%            10%
     ----                ---------- ---------- ------------ ---------- ------------- --------------
Emil C.W. Wang(5).......  151,200      14.1%      $1.00      1/16/08   $      95,155 $      241,179
Glenn A. Eaton(5).......   46,200       4.3        1.00      1/16/08          29,075         73,693
Janet A. Gregory(5).....   53,700       5.0        1.00      1/16/08          33,795         85,657
Edward D. Tracy(5)......   46,200       4.3        1.00      1/16/08          29,075         73,693

--------
(1) On January 8, 1999, the following Named Executive Officers were granted options at an exercise price of $4.33 per share: Mr. Wang, 20,337 shares; Mr. Eaton, 5,337 shares; Ms. Gregory, 20,337 shares; and Mr. Tracy, 20,337 shares.
(2) Based on an aggregate of 1,074,209 shares subject to options granted by Latitude during the year ended December 31, 1998 to employees of and consultants to Latitude, including the Named Executive Officers.
(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined in good faith by the Board of Directors on such date based upon such factors as the purchase price paid by investors for shares of Latitude's preferred stock, the absence of a trading market for Latitude's securities and Latitude's financial outlook and results of operations.
(4) The potential realizable value is based on the term of the option at its time of grant (ten years), and assumes that the fair market value of Latitude's common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.
(5) These stock options, which were granted under the 1993 Stock Option Plan, become exercisable at a rate of 1/4 of the total number of shares of common stock subject to the option on the first anniversary of the date of grant, and 1/48 of the total number of shares monthly thereafter, as long as the optionee remains an employee with, consultant to, or director of Latitude.

   Aggregate Option Exercises and Option Values. The following table provides certain summary information concerning the shares of common stock represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 1998. No options were exercised by the Named Executive Officers during the year ended December 31, 1998.

                         Fiscal Year-End Option Values

                                                                  Value of Unexercised
                              Number of Securities                In-the-Money Options
                             Underlying Unexercised                  at December 31,
                         Options at December 31, 1998(#)               1998($)(1)
                         -----------------------------------    -------------------------
     Name                 Exercisable       Unexercisable       Exercisable Unexercisable
     ----                --------------    -----------------    ----------- -------------
Emil C.W. Wang..........               375              152,235   $1,225      $406,875

Glenn A. Eaton..........               375               47,325    1,225       126,875

Janet A. Gregory........               375               54,825    1,225       146,875

Edward D. Tracy.........               375               47,325    1,225       126,875

--------
(1) Based on the fair market value as of December 31, 1998, as determined by the Board of Directors, minus the exercise price, multiplied by the number of shares underlying the option.

Stock Plans

   1993 Stock Plan. Our 1993 Stock Plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. The purposes of the 1993 Stock Plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 1993 Stock Plan was originally adopted by our Board of Directors in June 1993 and approved by our stockholders in September 1993. Unless terminated earlier by the Board of Directors, the 1993 Stock Plan shall terminate in June 2003. A total of 3,555,000 shares of common stock have been reserved for issuance under the 1993 Stock Plan. As of December 31, 1998, options to purchase 1,352,496 shares of common stock were outstanding at a weighted average exercise price of $2.24 per share, 1,968,636 shares had been issued upon exercise of outstanding options or pursuant to restricted stock purchase agreements, and 233,868 shares remained available for future grant.

   The 1993 Stock Plan may be administered by the Board of Directors or a committee of the Board (the "Administrator"). The Administrator determines the terms of options granted under the 1993 Stock Plan, including the number of shares subject to the option, exercise price, term and exercisability. Incentive stock options granted under the 1993 Stock Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of such fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. Nonstatutory stock options granted under the 1993 Stock Plan must have an exercise price of at least 85% of the fair market value of the common stock on the date of grant (or at least 110% of such fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock). Payment of the exercise price may be made in cash or such other consideration as determined by the Administrator.

   The Administrator determines the term of options, which may not exceed 10 years (or five years in the case of an option granted to a holder of more than 10% of the total voting power of all classes of our stock). No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. The Administrator determines when options become exercisable. Options granted under the 1993 Stock Plan generally must be exercised within 60 days after the termination of the optionee's status as an employee, director or consultant of Latitude, or within 12 months if such termination is due to the death or disability of the optionee, but in no event later than the expiration of the option's term. Options granted under the 1993 Stock Plan generally vest at the rate of 1/4th of the total number of shares subject to the option 12 months after the date of grant, and 1/48th of the total number of shares subject to the option each month thereafter.

   In addition to stock options, the Administrator may issue employees, directors and consultants stock purchase rights under the 1993 Stock Plan. The Administrator determines the number of shares, price, terms, conditions and restrictions related to a grant of stock purchase rights. The purchase price of a stock purchase right granted under the 1993 Stock Plan must be at least 85% of the fair market value of the shares as of the date of the offer. The period during which the stock purchase right is held open is determined by the Administrator, but in no case shall such period exceed 30 days. Unless the Administrator determines otherwise, the recipient of a stock purchase right must execute a restricted stock purchase agreement granting Latitude an option to repurchase the unvested shares at cost upon termination of such recipient's relationship with us.

   In the event of our merger with or into another corporation, each option and stock purchase right may be assumed or an equivalent option or stock purchase right substituted by the successor corporation. However, if the successor corporation does not agree to such assumption or substitution of an option or stock purchase right, then, in the case of an option, the unvested shares under the option will automatically be accelerated such that an additional 50% of the total number of unvested shares will automatically become vested, and in the case of a stock purchase right, any rights of repurchase with respect to the stock purchase right will automatically terminate with respect to 50% of the total number of unvested shares. In addition, if the holder of an option or stock purchase right is an employee and such holder's employment is involuntarily terminated other than for cause at any time within 24 months following our merger with or into another corporation, then, subject to certain limitations, then, in the case of an option, the unvested shares under the option will automatically be accelerated such that an additional 50% of the total number of unvested shares will automatically become vested, and in the case of a stock purchase right, any rights of repurchase with respect to the stock purchase right will automatically terminate with respect to 50% of the total number of unvested shares.

   The Administrator has the authority to amend or terminate the 1993 Stock Plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent. In addition, stockholder approval is required to increase the number of shares subject to the 1993 Stock Plan or to change the designation of the class of persons eligible to be granted options.

   1999 Stock Plan. Our 1999 Stock Plan (the "1999 Plan") was adopted by the Board of Directors in February 1999 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 2,700,000 shares of common stock has been reserved for issuance under the Stock Plan, all of which remain available for future option grants. The purposes of the 1999 Plan are to attract and retain the best available personnel to Latitude and to provide additional incentives to our employees and consultants and to promote the success of our business. The 1999 Plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the granting to employees and consultants (including nonemployee directors) of nonstatutory stock options and stock purchase rights. If not terminated earlier, the 1999 Plan will terminate in February 2009.

   The 1999 Plan may be administered by the Board of Directors or a committee of the Board (the "Administrator"). The 1999 Plan is currently administered by the Compensation Committee. The Administrator determines the terms of options granted under the 1999 Plan, including the number of shares subject to the option, exercise price, term and exercisability. In no event, however, may an individual employee receive option grants for more than 2,700,000 shares under the 1999 Plan in any fiscal year. The exercise price of all incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock of Latitude or any parent or subsidiary corporation of Latitude (a "10% Stockholder") must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the common stock on the date of grant; provided, however, that the exercise price of any nonstatutory stock option granted to any individual who, on the last day of Latitude's most recently completed fiscal year, is the chief executive officer of Latitude (or is acting in such capacity) or among the four highest compensated officers (other than the chief executive officer) of Latitude whose total cash compensation exceeded $100,000 during such fiscal year must equal at least 100% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made in cash or other consideration as determined by the Administrator.

   The Administrator determines the term of options, which may not exceed 10 years (5 years in the case of an incentive stock option granted to a 10% Stockholder). No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee. The Administrator determines when options become exercisable. Options granted under the 1999 Plan generally become exercisable at the rate of 1/4th of the total number of shares subject to the options twelve months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

   In addition to stock options, the Administrator may issue employees, directors and consultants stock purchase rights under the 1999 Stock Plan. The Administrator determines the number of shares, price, terms, conditions and restrictions related to a grant of stock purchase rights. The purchase price of a stock purchase right granted under the 1999 Stock Plan must be at least 85% of the fair market value of the shares as of the date of the offer (or 100% of the fair market value if stock purchase right is granted to a 10% Stockholder).

The period during which the stock purchase right is held open is determined by the Administrator, but in no case shall such period exceed 30 days. Unless the Administrator determines otherwise, the recipient of a stock purchase right must execute a restricted stock purchase agreement granting Latitude an option to repurchase the shares at cost upon termination of such recipient's relationship with us.

   In the event of the sale of all or substantially all of our assets or our merger with another corporation, then each option and stock purchase right may be assumed or an equivalent option or stock purchase right substituted by the successor corporation. However, if the successor corporation does not agree to such assumption or substitution of an option, the option or stock purchase right then, in the case of an option, the unvested shares under the option will automatically be accelerated such that an additional 50% of the total number of unvested shares will automatically become vested, and in the case of a stock purchase right, any rights of repurchase with respect to the stock purchase right will automatically terminate with respect to 50% of the total number of unvested shares. In addition, if the holder of an option or stock purchase right is an employee and such holder's employment is involuntarily terminated other than for cause at any time within 24 months following our merger with or into another corporation, then, subject to certain limitations, then, in the case of an option, the unvested shares under the option will automatically be accelerated such that an additional 50% of the total number of unvested shares will automatically become vested, and in the case of a stock purchase right, any rights of repurchase with respect to the stock purchase right will automatically terminate with respect to 50% of the total number of unvested shares. The Administrator has the authority to amend or terminate the 1999 Plan as long as such action does not adversely affect any outstanding option and provided that stockholder approval shall be required for an amendment to increase the number of shares subject to the 1999 Plan, to change the designation of the class of persons eligible to be granted options, or to change the limitation on grants to individual employees.

   1999 Directors' Stock Option Plan. The 1999 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in February 1999 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 250,000 shares of common stock has been reserved for issuance under the Directors' Plan, all of which remain available for future grants. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of Latitude. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which such director has a personal interest.

   The Directors' Plan provides that each person who is or becomes a nonemployee director of Latitude will be granted a nonstatutory stock option to purchase 20,000 shares of common stock (the "First Option") on the later of the date on which the optionee first becomes a nonemployee director of Latitude or the date of the closing of this offering. Thereafter, on the date of our Annual Stockholders Meeting each year, each nonemployee director will be granted an additional option to purchase 5,000 shares of common stock (a "Subsequent Option") if, on such date, he or she has served on Latitude's Board of Directors for at least six months.

   The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The Directors' Plan provides that the First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option. Each Subsequent Option shall become exercisable in installments as to 50% of the total number of shares on each of the first and second anniversaries of the date of grant of that Subsequent Option. If a nonemployee Director ceases to serve as a Director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a Director of Latitude, exercise options granted under the Directors' Plan to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise any such option at the date of such termination, or if he or she does not exercise such option (which he or she was entitled to exercise) within such 90 day period, such option shall terminate. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of our common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

   In the event of the dissolution or liquidation of Latitude, a sale of all or substantially all of our assets, our merger with or into another corporation or any other reorganization of Latitude in which more than 50% of the shares of Latitude entitled to vote are exchanged, each nonemployee director shall have either (1) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger or reorganization, at the end of which time the option shall terminate, or (ii) the right to exercise the option, including any part that would not otherwise be exercisable, or receive a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding Latitude or acquiring its business by reason of such dissolution, liquidation, sale, merger or reorganization. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option, and the provisions regarding the grant of options under the plan may be amended only once in any six-month period, other than to comport with changes in the Code. If not terminated earlier, the Directors' Plan will have a term of ten years.

   1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in February 1999 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan. The number of shares reserved for issuance under the Purchase Plan will automatically increase on the first day of each of the Company's fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 by an amount equal to the lesser of 200,000 shares or one percent of the total shares outstanding on the last day of the immediately preceding fiscal year.

   The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by an offering period commencing on the date of the closing of this offering and ending on October 31, 1999. Each subsequent offering period will have a duration of six months. Each offering period after the first offering period will commence on November 1 and May 1 of each year. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors) of Latitude or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by Latitude or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of our common stock at the beginning or end of the offering period. The maximum number of shares an employee may purchase during each offering period is 1,000 shares. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with Latitude. If not terminated earlier, the Purchase Plan will have a term of 20 years.

   The Purchase Plan provides that in the event of our merger of with or into another corporation or a sale of all or substantially all of our assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability

  . for any breach of such director's duty of loyalty to Latitude or to its stockholders,

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

  . for any transaction from which a director derives an improper personal benefit.


   Our bylaws provide that Latitude shall indemnify its directors and executive officers and may indemnify its officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of Latitude upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

   We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us to, among other things, indemnify such director or officer against expenses (including attorney's fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Latitude (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We believe that our Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

   At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Latitude where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

   Certain stock option grants to directors and executive officers of Latitude are described herein under the caption "Management--Executive Compensation."

   Since our inception, we have issued, shares of preferred stock in private placement transactions as follows: an aggregate of 4,762,500 shares of Series A Preferred Stock at $0.67 per share in April 1993, an aggregate of 4,030,228 shares of Series B Preferred Stock at $1.83 per share in June 1994, and an aggregate of 3,043,499 shares of Series C Preferred Stock at $2.67 per share in March 1996. The share and per share data set forth herein and in the table below reflect our reincorporation in Delaware, our three-for-two stock split and the automatic conversion of our outstanding preferred stock into common stock upon the completion of this offering. The following table summarizes the shares of preferred stock purchased by Named Executive Officers, directors and 5% stockholders of Latitude and persons and entities associated with them in these private placement transactions:

                                                 Series A  Series B  Series C
                                                 Preferred Preferred Preferred
                  Investor(1)                      Stock     Stock     Stock
                  -----------                    --------- --------- ---------
Entities affiliated with Mayfield Fund (F.
 Gibson Myers, Jr.)(2)(3)....................... 2,625,000 1,590,909   843,749
Menlo Ventures IV, L.P. (Thomas H. Bredt)(2).... 1,875,000 1,136,364 1,406,250
James L. Patterson(4)...........................   109,500    27,000    18,750
Robert J. Finocchio, Jr. .......................       --     37,500       --
Entities affiliated with Canaan Partners........             409,090   375,000

--------
(1) Shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders."
(2) Holder is a 5% stockholder.
(3) Includes shares held by Mayfield VII and Mayfield Associates Fund II.
(4) Includes shares held by the Patterson Family Trust and the Patterson Grandchildren's Trust. Mr. Patterson is a trustee of both of these trusts.

   We have entered into an Affinity Alliance Agreement with Aspect Telecommunications Corporation under which we have agreed to develop and market certain software applications which are compatible with Aspect's products. James L. Patterson, one of our directors, is a director of Aspect. We also have entered into a co-marketing agreement with Spectralink Corporation under which Spectralink has agreed to market certain Latitude products. F. Gibson Myers, Jr. is a director of Spectralink.

   We have entered into indemnification agreements with our officers and directors containing provisions which may require us to, among other things, indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                             PRINCIPAL STOCKHOLDERS

   The following table summarizes certain information with respect to beneficial ownership of our common stock as of December 31, 1998, and as adjusted to reflect the sale of common stock offered hereby, by (a) each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock, as well as certain other principal stockholders, (b) each of the Named Executive Officers, (c) each of our directors and (d) all directors and executive officers of Latitude as a group. As of December 31, 1998, there were 15,574,857 shares of common stock outstanding. To our knowledge and except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to community property laws where applicable. Except as otherwise noted, the following executive officers, directors and stockholders can be reached at the principal offices of Latitude.

                                                                  Percent
                                                               Beneficially
                                                                 Owned(1)
                                                             -----------------
                                                  Number of   Before   After
                Name and Address                  Shares(1)  Offering Offering
                ----------------                  ---------- -------- --------
Entities affiliated with Mayfield Fund(2)........  5,059,658   32.5%       %
 2800 Sand Hill Road
 Menlo Park, CA 94025

Menlo Ventures IV, L.P...........................  4,417,614   28.4
 3000 Sand Hill Road, Bldg. 4, Ste. 100
 Menlo Park, CA 94025

Entities affiliated with Canaan Ventures(3)......    784,090    5.0
 2884 Sand Hill Road, Bldg. 1, Ste. 115
 Menlo Park, CA 94025

Asset Management Associates 1989, L.P. ..........    681,819    4.4
 2275 E. Bayshore Road, Ste. 150
 Palo Alto, CA 94303

Emil C.W. Wang(4)................................  1,098,316    7.0

Glenn A. Eaton(5)................................    355,192    2.3

Edward D. Tracy(6)...............................    283,942    1.8

Janet A. Gregory(7)..............................    198,379    1.3

F. Gibson Myers(2)...............................  5,059,658   32.5

Thomas H. Bredt(8)...............................  4,417,614   28.4

James L. Patterson(9)............................    269,299    1.7

Robert J. Finocchio, Jr. ........................     97,500      *

All directors and executive officers as a group
 (11 persons)(10)................................ 11,779,900   75.6

--------
  *Less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 31, 1999. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person.
 (2) Includes 4,819,801 shares held by Mayfield VII and 239,857 shares held by Mayfield Associates Fund II. F. Gibson Myers is a director of Latitude and a general partner of the Mayfield Fund, the general partner of each of Mayfield VII and Mayfield Associates Fund II. Mr. Myers disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (3) Includes 479,863 shares held by Canaan Ventures II Offshore Limited Partnership and 304,227 shares held by Canaan Ventures II Limited Partnership.
 (4) Includes 1,021,350 shares held by Emil C.W. Wang, 10,800 shares held by Mr. Wang as Custodian Under UGMA for Kevin E. Wang, 10,800 shares held by Mr. Wang as Custodian Under UGMA for Brian F. Wang and 10,800 shares held by Mr. Wang as custodian under UGMA for Katherine E. Wang. Also includes options to purchase 44,566 shares held by Mr. Wang that are currently exercisable or exercisable within 60 days of January 31, 1999.
 (5) Includes 341,250 shares held by Mr. Eaton and options to purchase 13,942 shares held by Mr. Eaton that are currently exercisable or exercisable within 60 days of January 31, 1999.
 (6) Includes 270,000 shares held by Mr. Tracy and options to purchase 13,942 shares held by Mr. Tracy that are currently exercisable or exercisable within 60 days from January 31, 1999.
 (7) Includes 182,250 shares held by Ms. Gregory and options to purchase
     16,129 shares held by Ms. Gregory that are currently exercisable or exercisable within 60 days of January 31, 1999.
 (8) Thomas H. Bredt is a director of Latitude and a General Partner and Managing Member of Menlo Ventures, the general partner of Menlo Ventures IV, L.P. Mr. Bredt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (9) Includes 155,250 shares held by the Patterson Family Trust u/d/t August 26, 1998, 75,000 shares held by the Patterson Grandchildren's Trust UDT 1/6/98, James L. Patterson and Pamela L. Patterson Trustees, and 30,300 shares held by Mr. Patterson. Also, includes options to purchase 8,749 shares that are currently exercisable or exercisable within 60 days of January 31, 1999. Does not include 504,546 shares held by Aspect Telecommunications Corporation, of which Mr. Patterson is a director.
(10) Includes an aggregate of 11,682,572 shares held by such executive officers and directors as a group and options to purchase an aggregate of 97,328 shares that are currently exercisable or exercisable within 60 days from January 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, we will be authorized to issue 75,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part and by the provisions of applicable Delaware law.

Common Stock

   As of December 31, 1998, there were 15,574,857 shares of common stock outstanding that were held of record by approximately 103 stockholders after giving effect to the conversion of our preferred stock into common stock at a one-to-one ratio and assuming no exercise or conversion of outstanding
convertible securities after December 31, 1998. There will be     shares of
common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding convertible securities after December 31, 1998) after giving effect to the sale of the shares of common stock offered hereby.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Latitude, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

   Effective upon the closing of this offering, Latitude will be authorized to issue 5,000,000 shares of undesignated preferred stock. The Board of Directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Latitude without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights of Certain Holders

   The holders of 11,970,613 shares of common stock, including 134,386 shares issuable upon exercise of warrants, or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between Latitude and the holders of these registrable securities. Subject to certain limitations in this agreement, the holders of the registrable securities may require, on two occasions at any time after six months from the effective date of this offering, that Latitude use its best efforts to register the registrable securities for public resale, provided that the proposed aggregate offering price is at least $2,000,000. If we register any of our common stock either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. All fees, costs and expenses of such registrations must be borne by Latitude and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to registrable securities must be borne by the holders of the securities being registered.

Delaware Anti-Takeover Law and Certain Charter Provisions

   We are subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of Latitude without further action by the stockholders.

   In addition, upon completion of this offering, certain provisions of our charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of Latitude, which could have an adverse effect on the market price of our common stock. Our stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

   The Board of Directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Latitude. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of such preferred stock could have a material adverse effect on the market value of the common stock. We have no present plan to issue shares of preferred stock.

   Commencing at the first annual meeting of stockholders following such time as Latitude shall have had at least 800 stockholders, the Board of Directors will be divided into three classes, each serving staggered three-year terms:
Class I, whose term will expire at the first annual meeting of stockholders following the annual meeting of stockholders when Latitude shall have had at least 800 stockholders; Class II, whose term will expire at the second annual meeting of stockholders following the annual meeting of stockholders when Latitude shall have had at least 800 stockholders; and Class III, whose term will expire at the third annual meeting of stockholders following the annual meeting of stockholders when Latitude shall have had at least 800 stockholders. As a result, only one class of directors will be elected at each annual meeting of stockholders of Latitude, with the other classes continuing for the remainder of their respective terms. These provisions in our restated certificate of incorporation may have the effect of delaying or preventing changes in control or management of Latitude.

Warrants

   As of December 31, 1998, warrants were outstanding to purchase an aggregate of 134,386 shares of common stock at a weighted average exercise price of $1.05 per share. Of such warrants, warrants to purchase an aggregate of 90,750 shares of common stock at a weighted average exercise price of $0.67 per share will automatically expire upon completion of this offering if they are not exercised prior to the completion of this offering.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is U.S. Stock Transfer Corporation.

Listing

   We have applied to list our common stock on the Nasdaq National Market under the trading symbol "LATD."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the common stock. We cannot provide any assurances that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

   After this offering, we will have outstanding     shares of common stock. Of
these shares, the     shares to be sold in this offering (     shares if the
underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "Affiliates" of Latitude, as that term is defined in Rule 144 under the Securities Act.

   The remaining 15,574,857 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). We issued and sold the Restricted Shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

   Pursuant to certain "lock-up" agreements between our stockholders and either Latitude or the underwriters, substantially all of the holders of the Restricted Shares have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this prospectus. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus. On the date of the expiration of the lock-up agreements, all of the Restricted Shares will be eligible for immediate sale (of which 11,682,572 shares will be subject to certain volume, manner of sale and other limitations under Rule 144).

   Following the expiration of such lock-up periods, certain shares issued upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act but without compliance with certain restrictions, including the holding-period requirement, imposed under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person (or persons whose shares of Latitude are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner who is not an Affiliate of Latitude) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about Latitude. Under Rule 144(k), a person who is not deemed to have been an Affiliate of Latitude at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an Affiliate of Latitude) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   We intend to file, after the effective date of this offering, a Registration Statement on Form S-8 to register approximately 5,036,364 shares of common stock reserved for issuance under the 1993 Stock Plan, the 1999 Stock Plan, the 1999 Directors' Stock Option Plan and the 1999 Employee Stock Purchase Plan. The Registration Statement will become effective automatically upon filing. Shares issued under the foregoing Plans, after the filing of a Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to Affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.

   In addition, following this offering, the holders of 11,970,613 shares of common stock, including 134,386 shares issuable upon exercise of warrants, will, under certain circumstances, have rights to require us to register their shares for future sale. See "Description of Capital Stock--Registration Rights."

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to Latitude and the common stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a web site maintained by the Commission. The address of the web site is http://www.sec.gov.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated    , 1999, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
                               Underwriter                              Shares
                               -----------                             ---------
   Credit Suisse First Boston Corporation.............................
   Hambrecht & Quist LLC..............................................
   Dain Rauscher Wessels..............................................
                                                                         ----
       Total..........................................................
                                                                         ====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to     additional shares from us at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                                            Total
                                                -----------------------------
                                                   Without          With
                                      Per Share Over-allotment Over-allotment
                                      --------- -------------- --------------
   Underwriting discounts and
    commissions payable by us........    $           $              $
   Expenses payable by us............    $           $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We, our officers and directors and certain of our stockholders have agreed that we and they will not offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in the case of issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   The underwriters have reserved for sale, at the initial public offering
price up to     shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against certain liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We have made application to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "LATD."

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include: the information set forth in this prospectus and otherwise available to the underwriters; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission of rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for Latitude by Venture Law Group, A Professional Corporation, Menlo Park, California. Mark A. Medearis, a director of Venture Law Group, is the Secretary of Latitude. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. An entity affiliated with Venture Law Group and certain directors of Venture Law Group hold an aggregate of 49,398 shares of our Common Stock.

                                    EXPERTS

   The consolidated balance sheets as of December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years ended December 31, 1996, 1997 and 1998 included in this prospectus and in the related financial statement schedule included elsewhere in the Registration Statement, have been included herein in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity............................ F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Latitude Communications, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Latitude Communications, Inc. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

San Jose, California
February 24, 1999

To the Board of Directors and
 Stockholders of Latitude Communications, Inc.

   The financial statements included herein have been adjusted to give effect to the reincorporation of the Company in Delaware and reflect the three for two stock split as described more fully in Note 12 to the financial statements. The above report is in the form that will be signed by PricewaterhouseCoopers LLP upon effectiveness of such reincorporation and stock split assuming that, from February 24, 1999, to the effective date of such reincorporation, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.

/s/ PricewaterhouseCoopers LLP
San Jose, California
February 25, 1999

                         LATITUDE COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)

                                                December 31,        Pro Forma
                                              ------------------  December 31,
                                                1997      1998        1998
                                              --------  --------  -------------
                                                                  (see Note 11)
                                                                   (unaudited)
                   ASSETS
Current assets:
  Cash and cash equivalents.................. $  3,578  $  3,982
  Trade accounts receivable, net of allowance
   for doubtful accounts of $147 in 1997 and
   $235 in 1998..............................    2,519     5,627
  Inventory..................................      475       688
  Prepaids and other assets..................      139       420
                                              --------  --------
    Total current assets.....................    6,711    10,717
Property and equipment, net..................      933     1,017
Deposits and other long-term assets..........       71       136
                                              --------  --------
    Total assets............................. $  7,715  $ 11,870
                                              ========  ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................... $    363  $    805
  Accrued expenses...........................    1,460     2,089
  Deferred revenue...........................      920     2,794
  Current portion of long-term debt..........      467       559
                                              --------  --------
    Total current liabilities................    3,210     6,247
                                              --------  --------
Long-term debt...............................      757       838
                                              --------  --------
    Total liabilities........................    3,967     7,085
                                              --------  --------
Commitments (Note 6)
Preferred stock, $0.001 par value:
  Authorized: 12,211 shares
  Issued and outstanding: 11,836 shares in
   1997 and 1998 and no pro forma shares
   (Liquidation value of $18,680 at December
   31, 1998).................................       12        12
Common stock, $0.001 par value:
  Authorized: 15,000 shares
  Issued and outstanding: 3,755 shares in
   1997, 3,739 shares in 1998 and 15,575 pro
   forma shares..............................        4         4    $     16
Additional paid-in capital...................   19,021    22,095      22,095
Notes receivable from common stockholders....     (187)     (165)       (165)
Deferred stock compensation..................      (74)   (2,836)     (2,836)
Accumulated deficit..........................  (15,028)  (14,325)    (14,325)
                                              --------  --------    --------
    Total stockholders' equity...............    3,748     4,785    $  4,785
                                              --------  --------    ========
    Total liabilities and stockholders'
     equity.................................. $  7,715  $ 11,870
                                              ========  ========

   The accompanying notes are an integral part of these financial statements.

                         LATITUDE COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                     Years Ended December
                                                              31,
                                                    -------------------------
                                                     1996     1997     1998
                                                    -------  -------  -------
Revenue:
  Product.......................................... $ 5,103  $10,620  $16,506
  Service..........................................     943    2,312    4,545
                                                    -------  -------  -------
    Total revenue..................................   6,046   12,932   21,051
Cost of revenue:
  Product..........................................   1,146    2,158    3,182
  Service..........................................   1,023    1,805    2,775
                                                    -------  -------  -------
    Total cost of revenue..........................   2,169    3,963    5,957
                                                    -------  -------  -------
Gross profit.......................................   3,877    8,969   15,094
                                                    -------  -------  -------
Operating expenses:
  Research and development.........................   2,466    2,213    2,607
  Marketing and sales..............................   4,644    7,845    9,744
  General and administrative.......................   1,157    1,115    1,666
  Amortization of deferred stock compensation......     --         2      299
                                                    -------  -------  -------
    Total operating expenses.......................   8,267   11,175   14,316
                                                    -------  -------  -------
Income (loss) from operations......................  (4,390)  (2,206)     778
Interest income....................................     276      177      142
Interest expense...................................    (138)    (200)    (183)
                                                    -------  -------  -------
Income (loss) before provision for income tax......  (4,252)  (2,229)     737
Provision for income tax...........................     --       --       (34)
                                                    -------  -------  -------
Net income (loss).................................. $(4,252) $(2,229) $   703
                                                    =======  =======  =======
Net income (loss) per share--basic................. $ (2.02) $ (0.78) $  0.21
                                                    =======  =======  =======
Shares used in per share calculation--basic........   2,110    2,850    3,279
                                                    =======  =======  =======
Net income (loss) per share--diluted............... $ (2.02) $ (0.78) $  0.04
                                                    =======  =======  =======
Shares used in per share calculation--diluted......   2,110    2,850   16,635
                                                    =======  =======  =======
Pro forma net income per share--basic..............                   $  0.05
                                                                      =======
Shares used in pro forma per share calculation--
 basic.............................................                    15,115
                                                                      =======
Pro forma net income per share--diluted............                   $  0.04
                                                                      =======
Shares used in pro forma per share calculation--
 diluted...........................................                    16,635
                                                                      =======

   The accompanying notes are an integral part of these financial statements.

                         LATITUDE COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  for the three years ended December 31, 1998
                                 (in thousands)

                            Preferred                   Capital     Notes
                              Stock     Common Stock   in Excess  Receivable    Deferred
                          ------------- --------------    of     from Common     Stock     Accumulated
                          Shares Amount Shares  Amount Par Value Shareholders Compensation   Deficit    Total
                          ------ ------ ------  ------ --------- ------------ ------------ ----------- -------
Balances, December 31,
 1995...................   8,792  $  9  3,146    $  3   $10,676     $(103)                  $ (8,547)  $ 2,038
 Issuance of Series C
  preferred stock, net
  of issuance costs of
  $7....................   3,044     3    --      --      8,104       --                         --      8,107
 Issuance of common
  stock.................     --    --     547       1       134      (114)                       --         21
 Repurchase of common
  stock.................     --    --     (94)    --        (16)        8                        --         (8)
 Net loss...............     --    --     --      --        --        --                      (4,252)   (4,252)
                          ------  ----  -----    ----   -------     -----       -------     --------   -------
Balances, December 31,
 1996, as previously
 reported...............  11,836    12  3,599       4    18,898      (209)                   (12,799)    5,906
 Issuance of common
  stock.................     --    --     308     --         86       (48)                       --         38
 Repurchase of common
  stock.................     --    --    (152)    --        (39)       27                        --        (12)
 Payment of notes
  receivable from common
  stockholders..........     --    --     --      --        --         43                        --         43
Deferred stock
 compensation related to
 grants of stock options
 and issuance of common
 stock..................     --    --     --      --         76       --        $   (76)         --        --
Amortization of deferred
 stock compensation.....     --    --     --      --        --        --              2          --          2
 Net loss...............     --    --     --      --        --        --                      (2,229)   (2,229)
                          ------  ----  -----    ----   -------     -----       -------     --------   -------
Balances, December 31,
 1997...................  11,836    12  3,755       4    19,021      (187)          (74)     (15,028)    3,748
 Issuance of common
  stock.................     --    --      35     --         28        (4)                       --         24
 Repurchase of common
  stock.................     --    --     (51)    --        (15)        9                        --         (6)
 Payment of notes
  receivable from common
  stockholders..........     --    --     --      --        --         17                        --         17
Deferred stock
 compensation related to
 grants of stock options
 and issuance of common
 stock..................     --    --     --      --      3,061       --         (3,061)         --        --
Amortization of deferred
 stock compensation.....     --    --     --      --        --        --            299          --        299
 Net income.............     --    --     --      --        --        --                         703       703
                          ------  ----  -----    ----   -------     -----       -------     --------   -------
Balances, December 31,
 1998...................  11,836  $ 12  3,739    $  4   $22,095     $(165)      $(2,836)    $(14,325)  $ 4,785
                          ======  ====  =====    ====   =======     =====       =======     ========   =======

   The accompanying notes are an integral part of these financial statements.

                         LATITUDE COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Years Ended December 31,
                                                    --------------------------
                                                      1996     1997     1998
                                                    --------  -------  -------
Cash flows from operating activities:
  Net income (loss)................................ $ (4,252) $(2,229) $   703
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Depreciation and amortization..................      528      619      696
    Provision for excess and obsolete inventory....       55       66      149
    Provision for doubtful accounts................       59       56       88
    Amortization of deferred stock compensation....      --         2      299
    Changes in operating assets and liabilities:
      Trade accounts receivable....................   (1,038)  (1,069)  (3,062)
      Inventory....................................     (104)    (173)    (496)
      Prepaids and other assets....................       (1)      (8)    (281)
      Accounts payable.............................     (113)     133      442
      Accrued expenses.............................      583      471      629
      Deferred revenue.............................      319      506    1,874
                                                    --------  -------  -------
        Net cash provided by (used in) operating
         activities................................   (3,964)  (1,626)   1,041
                                                    --------  -------  -------
Cash flows from investing activities:
  Purchases of property and equipment..............     (778)    (597)    (743)
  Other............................................      --       --       (37)
                                                    --------  -------  -------
        Net cash used in investing activities......     (778)    (597)    (780)
                                                    --------  -------  -------
Cash flows from financing activities:
  Deposits and other long-term assets..............       13      (15)     (65)
  Decrease (increase) in restricted cash...........     (150)     150      --
  Proceeds from issuance of preferred stock, net of
   issuance costs..................................    8,107      --       --
  Proceeds from issuance of common stock...........       21       38       24
  Proceeds from payment of notes receivable from
   common stockholders.............................      --        43       17
  Repurchase of common stock.......................       (8)     (12)      (6)
  Proceeds from issuance of notes payable..........      899      527      678
  Repayment of notes payable and capital lease
   obligations.....................................     (377)    (444)    (505)
                                                    --------  -------  -------
        Net cash provided by financing activities..    8,505      287      143
                                                    --------  -------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................    3,763   (1,936)     404
Cash and cash equivalents, beginning of year.......    1,751    5,514    3,578
                                                    --------  -------  -------
Cash and cash equivalents, end of year............. $  5,514  $ 3,578  $ 3,982
                                                    ========  =======  =======
Supplemental disclosure of cash flow information:
  Cash payments for interest....................... $    139  $   193  $   183
Supplemental disclosure of noncash financing
 information:
  Issuance of common stock for notes receivable
   from stockholder................................ $    114  $    48  $     4

   The accompanying notes are an integral part of these financial statements.

                         LATITUDE COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--FORMATION AND BUSINESS OF THE COMPANY:

   Latitude Communications, Inc. (the "Company"), founded in April 1993, is a leading provider of enterprise-based conferencing systems for geographically dispersed organizations. The Company develops, markets and supports its MeetingPlace system, which allows companies to conduct virtual meetings and thereby extend decision making processes across the disparate geographic locations of participants. MeetingPlace is designed to be an enterprise-wide resource and to leverage existing technologies, such as telephones, cellular phones and personal computers. The Company has distributed its product through distributors and a direct sales force to companies across many industries in the United States, Europe and Asia.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Consolidation

   The consolidated financial statements include the accounts of Latitude Communications, Inc. and its wholly owned subsidiary (the "Company"). All significant intercompany balances and transactions have been eliminated.

   Accounts denominated in foreign currencies have been remeasured into the U.S. dollar, the functional currency. Foreign currency gains and losses from remeasurements, which have been insignificant, are included in the consolidated statement of operations.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Revenue Recognition

   The Company adopted the provisions of Statement of Position 97-2, or SOP 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, effective January 1, 1998. SOP 97-2 supersedes Statement of Position 91-1, Software Revenue Recognition, and delineates the accounting for software product, products including software that is not incidental to the product, and maintenance revenues. Under SOP 97-2, the Company recognizes product revenues upon shipment if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Provisions for estimated product returns are recorded at the time products are shipped.

   For contracts with multiple obligations (e.g., deliverable and undeliverable products, maintenance, installation and other services), revenue is allocated to each component of the contract based on objective evidence of its fair value, which is specific to the Company, or for products not being sold separately, the price established by management. The Company recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met. The Company recognizes revenue allocated to maintenance fees, including amounts allocated from product revenue, for ongoing customer support and product updates ratably over the period of the maintenance contract. Payments for maintenance fees are generally made in advance and are non-refundable. For revenue allocated to consulting services, such as installation and training, the Company recognizes revenues as the related services are performed.

                         LATITUDE COMMUNICATIONS, INC.

   Prior to the adoption of SOP 97-2, effective January 1, 1998, the Company recognized revenue from the sale of products upon shipment if remaining obligations were insignificant and collection of the resulting accounts receivable was probable. The related estimated cost of product installation and provisions for estimated product returns were accrued upon shipment. Revenue from software maintenance contracts, including amounts unbundled from product sales, were deferred and recognized ratably over the period of the contract.

   The Company exchanged two systems and one upgrade for certain services and licenses which resulted in recognition of $282,000 of revenue in 1997 and research and development and marketing costs of $109,000 and $173,000, respectively. The Company exchanged two systems with two customers for certain marketing services and $81,000 in cash which resulted in the recognition of $497,000 in revenue in 1998, $95,000 of sales and marketing expense and $321,000 of prepaid sales and marketing expense. The assets and services were transferred between parties at their estimated fair value.

 Financial Instruments

   The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

   Commercial paper included in cash equivalents is classified as available-for-sale. Realized gains or losses are determined using the specific identification method and are included in interest income. There are no unrealized gross holding gains or losses.

   Amounts reported for cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities are considered to approximate fair value primarily due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable and capital lease obligations approximate fair value.

 Certain Risks and Concentrations

   The Company's cash and cash equivalents as of December 31, 1998 are on deposit with two U.S. financial institutions.

   The Company performs ongoing credit evaluations of its customers, and collateral is not required. The Company maintains allowances for potential returns and credit losses, and such returns and losses have generally been insignificant. At December 31, 1997 and 1998, one customer accounted for 14% and another customer accounted for 23% of accounts receivable, respectively.

   MeetingPlace products and related services have accounted for substantially all of the Company's revenue to date. The market in which the Company competes is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and emerging industry standards. Significant technological change could adversely affect the Company's operating results and subject the Company to returns of product and inventory losses. While the Company has ongoing programs to minimize the adverse effect of such changes and considers technological change in estimating its allowances, such estimates could change in the future.

   The Company licenses technology that is incorporated into its products from certain third parties, including certain digital signal processing alogorithms and the MeetingPlace server's operating system and relational databases. Any significant interruption in the supply or support of any licensed software could adversely affect the Company's sales, unless and until the Company can replace the functionality provided by this licensed software. Because the Company's products incorporate software developed and maintained by third parties, the Company depends on such third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm the Company's business.

                         LATITUDE COMMUNICATIONS, INC.

   The Company relies on third parties to obtain most of the components of the MeetingPlace server and integrate it with other standard components, such as the central processing unit and disk drives. If these third parties are no longer able to supply and assemble these components or are unable to do so in a timely manner, the Company may experience substantial delays in shipping its products and have to invest resources in finding an alternative manufacturer or manufacture our products internally.

   In addition, although the Company generally uses standard parts and components in its products, the Company obtains certain components, including the processors and digital signal processing devices used in the MeetingPlace server, from sole source suppliers. In the past, the Company has experienced problems in obtaining some of these components in a timely manner from these sources, and it may be unable to continue to obtain an adequate supply of these components in a timely manner or, if necessary, from alternative sources. If the Company is unable to obtain sufficient quantities of components or to locate alternative sources of supply, the Company may experience substantial delays in shipping its products and incur additional costs to find an alternative manufacturer or manufacture its products internally.

 Inventories

   Inventory is stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates the first in, first out method.

 Property and Equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over the shorter of the estimated useful life of three years or the length of the capital lease for assets acquired under capital leases. Gains and losses from the disposal of property and equipment are taken into income in the year of disposition. Repairs and maintenance costs are expensed as incurred.

   Depreciation expense for 1996, 1997 and 1998 was $293,000, $537,000 and $607,000, respectively.

 Research and Development Costs

   Costs related to research, design and development of products are charged to research and development expenses as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers provided research and development activities for the related hardware portion of the product have been completed. Generally, the Company's products include hardware and software components that are developed concurrently. As a result, the Company has not capitalized any software development costs to date as such costs have not been significant.

 Income Taxes

   Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Advertising

   The Company expenses advertising costs as they are incurred. Advertising expense for fiscal year 1996, 1997, and 1998 was $26,000, $19,000 and $115,000, respectively.

 Stock-Based Compensation

   The Company accounts for its stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and presents disclosure required by Statement of Financial Accounting Standard No. 123 ("SFAS No. 123").

                         LATITUDE COMMUNICATIONS, INC.

 Net Income (Loss) Per Share

   Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net income (loss) per share is computed giving effect to all dilutive potential common shares, including options, warrants and preferred stock. Options, warrants and preferred stock were not included in the computation of diluted net loss per share in 1996 and 1997 because the effect would be antidilutive.

   A reconciliation of the numerator and denominator used in the calculation of historical basic and diluted net (income) loss per share follows (in thousands, except per share data):

                                                          Year Ended December
                                                                  31,
                                                         ------------------------
                                                          1996     1997     1998
                                                         -------  -------  ------
   Historical net loss per share, basic and diluted:
     Numerator for net income (loss), basic and
      diluted..........................................  $(4,252) $(2,229)   $703
                                                         -------  -------  ------
     Denominator for basic earnings per share:
       Weighted average vested common shares
        outstanding....................................    2,110    2,850   3,279
                                                         -------  -------  ------
     Net income (loss) per share basic.................  $ (2.02) $ (0.78) $ 0.21
                                                         =======  =======  ======
     Denominator for diluted earnings per share:
       Weighted average vested common shares
        outstanding....................................    2,110    2,850   3,279
                                                         -------  -------  ------
       Effect of dilutive securities--nonvested common
        shares, common stock options, warrants and
        convertible preferred stock....................                    13,356
                                                         -------  -------  ------
       Weighted average common and common equivalent
        shares.........................................    2,110    2,850  16,635
                                                         -------  -------  ------
     Net income (loss) per share diluted...............  $ (2.02) $ (0.78)  $0.04
                                                         =======  =======  ======
     Antidilutive securities including nonvested common
      shares, options, warrants, and preferred stock
      not included in diluted net income (loss) per
      share............................................   13,128   13,970     --
                                                         =======  =======  ======

 Comprehensive Income

   The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net income (loss) and its total comprehensive income (loss) for 1996, 1997 and 1998.

 Impact of Recently Issued Accounting Standards

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

   In December 1998, AcSEC released Statement of Position 98-9, or SOP 98-9, Modification of SOP 97-2, "Software Revenue Recognition," with Respect to Certain Transactions. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method"

                         LATITUDE COMMUNICATIONS, INC.

when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. The provisions of SOP 98-9 that extend the deferral of certain paragraphs of SOP 97-2 became effective December 15, 1998. These paragraphs of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. The Company is evaluating the requirements of SOP 98-9 and the effects, if any, on the Company's current revenue recognition policies.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. The Company does not currently hold derivative instruments or engage in hedging activities.

 Reclassifications

   Certain amounts in the financial statements have been reclassified to conform with the current year's presentation. These reclassifications did not change previously reported stockholders' equity or net loss.

                         LATITUDE COMMUNICATIONS, INC.

NOTE 3--BALANCE SHEET ACCOUNTS (IN THOUSANDS):

   Inventory:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
     Raw materials............................................    $355     $359
     Work in process..........................................       3       36
     Finished goods...........................................     117      293
                                                               -------  -------
                                                                  $475     $688
                                                               =======  =======


   Property and equipment, net:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
     Leasehold improvements................................... $   150  $   165
     Computer equipment.......................................   1,943    2,544
     Office equipment.........................................     508      635
                                                               -------  -------
                                                                 2,601    3,344
                                                               -------  -------
     Less accumulated depreciation and amortization...........  (1,668)  (2,327)
                                                               -------  -------
                                                               $   933  $ 1,017
                                                               =======  =======

   Accrued expenses:

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
     Accrued commission expense.................................. $  550 $  544
     Accrued sales incentives....................................    176    143
     Accrued vacation............................................    136    227
     Other.......................................................    598  1,175
                                                                  ------ ------
                                                                  $1,460 $2,089
                                                                  ====== ======

NOTE 4--LONG-TERM DEBT:

   The long-term debt consists of notes payable for the purchase of equipment under a senior loan and security agreement with a leasing company. Under the terms of the agreement, the notes, which bear interest in the range from 12.18% to 16.27%, are collateralized by the underlying equipment and are due in monthly payments of interest and principal through June 2002.

                         LATITUDE COMMUNICATIONS, INC.

   Future minimum payments under the notes payable are as follows (in thousands):

     Years Ending December 31,
       1999............................................................. $  720
       2000.............................................................    560
       2001.............................................................    281
       2002.............................................................    110
                                                                         ------
                                                                          1,671
     Less amount representing interest..................................   (274)
                                                                         ------
                                                                          1,397
     Less current portion...............................................   (559)
                                                                         ------
                                                                         $  838
                                                                         ======

NOTE 5--LINE OF CREDIT:

   The Company has a line of credit of $2,000,000 with a major U.S. financial institution, which bears interest at the prime rate, expires July 1999 and is collateralized by substantially all the Company's assets. Borrowings under the line of credit are limited to 80% of eligible accounts receivables. The line of credit contains certain financial covenants, which include maintaining a minimum quick ratio, minimum total net worth and a maximum debt to total net worth ratio, and prohibits the payment of dividends without the lenders consent.

   At December 31, 1998, the Company was in compliance with these covenants and no amounts were outstanding under the line of credit.

NOTE 6--COMMITMENTS:

   The Company leases office space under a noncancellable operating lease which provides for an option to extend for an additional five years and expires in December 2000. Future annual minimum lease payments under the noncancellable operating lease are as follows (in thousands):

     1999.................................................................. $470
     2000..................................................................  493
                                                                            ----
                                                                            $963
                                                                            ====

   Rent expense was $488,000, $639,000 and $759,000 in 1996, 1997, and 1998,
respectively.

   At December 31, 1998, the Company has committed to purchase approximately $701,000 of raw materials inventory under noncancellable purchase orders.

                         LATITUDE COMMUNICATIONS, INC.

NOTE 7--STOCKHOLDERS' EQUITY

 Convertible Preferred Stock:

   The convertible preferred stock comprise the series designated as follows (in thousands):

                                                            Common
                                               Number of    Shares
                                   Number of    Shares     Reserved
                                     Shares   Issued and     for     Liquidation
                                   Authorized Outstanding Conversion    Value
                                   ---------- ----------- ---------- -----------
     Series A.....................    4,950      4,763       4,763     $ 3,175
     Series B.....................    4,074      4,029       4,029       7,389
     Series C.....................    3,187      3,044       3,044       8,116
                                     ------     ------      ------     -------
                                     12,211     11,836      11,836     $18,680
                                     ======     ======      ======     =======

   Each share of Series A, Series B and Series C preferred stock is convertible into one share of the Company's common stock at the option of the holder at any time after the date of issuance, subject to adjustments for certain dilutive issuances of securities, or automatically convertible upon the closing date of a public offering of the Company's common stock at an aggregate offering price of not less that $10,000,000 and a price per share of not less than $5.00. The preferred stockholders also have certain registration rights, the right to one vote for each share of common stock into which such shares of preferred stock are convertible and the right, voting as a class, to elect two members of the Company's Board of Directors.

   The Series A, Series B and Series C preferred stock have a liquidation preference of $0.67, $1.83 and $2.67 per share, respectively, subject to adjustment for splits or other recapitalizations, plus all declared but unpaid dividends. If funds are insufficient for full payment of these amounts, the entire assets and funds of the Company legally available are distributed ratably among the holders of preferred stock. After the preferred stockholders have received the full amount to which they are entitled, the remaining assets shall be distributed ratably to the holders of the common stock.

   The holders of Series A, Series B and Series C preferred stock are entitled to annual noncumulative dividends of $0.07, $0.18 and $0.27, respectively, per share, when and if declared by the Company's Board of Directors. As of December 31, 1998, no dividends have been declared.

 Convertible Preferred Stock Warrants

   The Company has issued fully exercisable warrants to purchase 91,000 shares of Series A preferred stock and 43,000 shares of Series B preferred stock at a price of $0.67 and $1.83 per share, respectively, which expire in June 2003 and September 2004, respectively, or with respect to the 91,000 shares of Series A preferred stock, upon an initial public offering. The Company has reserved 91,000 shares of Series A preferred stock and 44,000 shares of Series B preferred stock for the exercise of these warrants. The warrants were issued in conjunction with capital lease obligations and long-term equipment financing arrangements. The value of the warrants at the date of issuance was not significant.

 Founders' Common Stock

   The Company has sold 1,770,000 shares of its common stock to founders of the Company under agreements which provide that if the founders desire to sell or transfer their shares the Company has the right of first refusal at the then current fair market value. The Company's right of first refusal terminates upon initial public offering of the Company's common stock.

                         LATITUDE COMMUNICATIONS, INC.

 1993 Stock Plan

   In March 1993, the Company's Board of Directors adopted the 1993 Plan (the "Plan") and through December 31, 1998 authorized 3,555,000 shares of common stock for issuance under the Plan. The Plan consists of Stock Purchase Rights and an Option Grant Program.

   Stock Purchase Rights provide for issuance of common stock at not less than 85% of the fair market value of the stock to employees and consultants. The Plan provides that the Administrator of the Plan shall advise the offeree in writing of the terms, conditions and restrictions related to the offer. Restricted stock purchases are subject to the company's right of repurchase at the employee purchase price upon termination of employment. The right to repurchase generally lapses 25% one year from the date of purchase and 1/48 each month thereafter. In addition, the Company has a right of first refusal similar to that for the founders' common stock.

   The Option Grant Program provides for grants of incentive stock options to employees and nonstatutory stock options to employees and consultants. The exercise price of incentive stock options and nonstatutory stock options granted under the Plan must be at least 100% and 85%, respectively, of the fair market value of the shares on the date of grant. Options generally expire ten years from the date of the grant or such shorter term as may be provided in the option agreement. Options granted under the Plan typically become exercisable over a four year period at a rate of 25% after the first year and 1/48 each month thereafter.

 Deferred Stock Compensation

   During 1997 and 1998, the Company issued stock purchase rights and options to certain employees under the 1993 Stock Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded deferred compensation for the difference between the purchase price of stock issued to employees under stock purchase rights or the exercise price of the stock options and the fair market value of the Company's stock at the date of grant. This deferred compensation is amortized to expense over the period during which the Company's right to repurchase the stock lapses or options become exercisable, generally four years. At December 31, 1998, the Company had recorded deferred compensation related to these options in the total amount of $3,137,000, of which $2,000, and $299,000 had been amortized to expense during 1997 and 1998. Future compensation expense from options granted through December 31, 1998 is estimated to be $783,000, $783,000, $781,000, and $489,000 for the years ending December 31, 1999, 2000, 2001, and 2002, respectively.

                         LATITUDE COMMUNICATIONS, INC.

1993 Stock Plan Activity

   The activity for the stock purchase rights and stock options are as follows (in thousands except per share amounts):

                                      Restricted Stock Plan     Stock Option Plan
                                      ----------------------- -----------------------
                                              Weighted                Weighted
                                              Average                 Average
                                              Purchase                Exercise
                                      Number   Price          Number   Price
                             Shares     of      Per             of      Per
                            Available Shares   Share   Amount Shares   Share   Amount
                            --------- ------  -------- ------ ------  -------- ------
   Balances, December 31,
    1995...................     904   3,146    $0.05     153
   Shares authorized.......     150     --       --      --
   Shares purchased........    (547)    547    $0.25     134
   Shares repurchased......      94     (94)   $0.17     (16)
                             ------   -----    -----    ----
   Balances, December 31,
    1996...................     601   3,599    $0.07     271
   Shares purchased........    (308)    308    $0.28      86
   Shares repurchased......     152    (152)   $0.26     (39)
   Options granted.........     (75)    --               --      75    $0.39   $   29
                             ------   -----    -----    ----  -----    -----   ------
   Balances, December 31,
    1997...................     370   3,755    $0.09     318     75    $0.39       29
   Additional shares
    reserved...............   1,125     --       --      --     --                --
   Shares purchased........     (35)     35    $0.79      28    --                --
   Shares repurchased......      51     (51)   $0.27     (15)   --                --
   Options granted.........  (1,315)    --       --      --   1,315    $2.32    3,050
   Options cancelled.......      38     --       --      --     (38)   $1.47      (55)
                             ------   -----    -----    ----  -----    -----   ------
   Balances, December 31,
    1998...................     234   3,739    $0.09    $331  1,352    $2.24   $3,024
                             ======   =====    =====    ====  =====    =====   ======

   At December 31, 1996, 1997 and 1998, 1,082,000, 647,000 and 325,000 shares of outstanding common stock, respectively, were subject to the Company's right of repurchase at weighted average purchase prices of $0.17, $0.24, and $0.27, respectively. No options were exercisable as of December 31, 1997 and 17,000 were exercisable as of December 31, 1998.

ProForma Stock Compensation

   The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the Company's stock option plan. Had compensation cost been determined based on the fair value at the grant date for the awards in 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net income (loss) for 1997 and 1998, respectively, would have been as follows (in thousands):

                                                                  1997    1998
                                                                 -------  -----
     Net income (loss)--as reported............................. $(2,229) $ 703
     Net income (loss)--pro forma............................... $(2,238) $ 618
     Net income (loss) per share--basic as reported............. $ (0.78) $0.21
     Net income (loss) per share--basic pro forma............... $ (0.79) $0.19
     Net income (loss) per share--diluted as reported........... $ (0.78) $0.05
     Net income (loss) per share--diluted pro forma............. $ (0.79) $0.04

   Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

   The weighted-average grant date fair value of stock options granted was, $2.13 and $6.96 common stock option for 1997 and 1998, respectively.

                         LATITUDE COMMUNICATIONS, INC.

   In accordance with the provisions of SFAS 123, the fair value of each stock option is estimated using the following assumptions for option grants during 1997 and 1998; dividend yield of 0%, volatility of 0%, risk-free interest rates of between 4.50% to 7.20% at the date of grant and an expected term of five years.

   During 1997 and 1998, stock purchase rights for 18,000 and 23,000 shares of the Company's common stock, with weighted-average exercise prices of $0.60 and $1.19 per share and weighted-average fair values of $1.66 and $3.85 per share, were granted with exercise prices below the estimated market value at the date of grant.

   During 1997 and 1998, options to purchase 47,000 and 877,000 shares of the Company's common stock, with weighted-average exercise prices of $0.62 and $3.48 per share and weighted-average fair values of $2.10 and $6.19 per share, were granted with exercise prices below the estimated market value at the date of grant.

   The following table summarizes information about stock options outstanding at December 31, 1998:

                        Options Outstanding         Options Exercisable
                 --------------------------------- ---------------------
                              Weighted-
                               Average   Weighted-             Weighted-
                              Remaining   Average               Average
      Exercise     Number    Contractual Exercise    Number    Exercise
       Price     Outstanding    Life       Price   Exercisable   Price
     ----------  ----------- ----------- --------- ----------- ---------
     $0.27-0.40      66,000     8.95       $0.39     17,000      $0.30
     $1.00-1.40     401,000     9.09        1.02        --         --
     $1.83-2.80     316,000     9.37        2.07        --         --
     $3.27-3.67     569,000     9.86        3.40        --         --
     ----------   ---------     ----       -----     ------      -----
     $0.27-3.67   1,352,000     9.47       $2.23     17,000      $0.30
     ==========   =========     ====       =====     ======      =====

NOTE 8--INCOME TAXES:

   The provision for income taxes consists of the following:

                                                                1996 1997 1998
                                                                ---- ---- ----
                                                                (in thousands)
     Current:
       Federal, net of benefit of net operating loss
        carryforwards of $246,000 in 1998...................... $--  $--  $17
       State, net of benefit of net operating loss
        carryforwards of $23,000 in 1998.......................  --   --   17
                                                                ---- ---- ---
                                                                $--  $--  $34
                                                                ==== ==== ===

   In 1998, income before provision for income taxes consisted of $1,420,000 of income from U.S. operations and $384,000 of loss from foreign operations. In 1997, loss before provision for income taxes consisted of $1,816,000 of loss from U.S. operations and $413,000 of loss from foreign operations. In 1996, loss before provision for income tax consisted of $4,252,000 of loss from U.S. operations.

                         LATITUDE COMMUNICATIONS, INC.

   The Company's effective tax rate differs from the statutory federal income tax rate as follows:

                                 1996    1997    1998
                                 -----   -----   -----
     Statutory federal income
      tax (benefit) rate.......  (34.0)% (34.0)%  34.0 %
     State taxes net of federal
      benefits.................    --      --      4.0
     Net operating losses not
      benefited................   34.0    34.0     --
     Benefit of net operating
      loss carryforwards.......    --      --    (39.0)
     Alternative minimum tax...    --      --      5.0
     Other.....................    --      --      1.0
                                 -----   -----   -----
       Effective tax rate......    0.0%    0.0%    5.0%
                                 =====   =====   =====

   The significant components of the net deferred tax asset are as follows:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
                                                               (in thousands)
     Net operating loss carryforwards......................... $ 2,702  $ 2,728
     Research and development credit..........................     817      781
     Property and equipment...................................     243      279
     Capitalized research and development.....................   2,116    1,366
     Other....................................................     419      806
                                                               -------  -------
                                                                 6,297    5,960
     Less valuation allowance.................................  (6,297)  (5,960)
                                                               -------  -------
     Net deferred tax asset................................... $   --   $   --
                                                               =======  =======

   The valuation allowance increased by $890,000 in 1997 and decreased by $447,000 in 1998.

   The Company has placed a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates on a quarterly basis the recoverability of the deferred tax asset and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowances will be reduced.

   At December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $6,681,000 and $3,632,000, respectively, available to offset future regular and alternative minimum taxable income. The Company's federal and state net operating loss carryforwards expire in 2000 through 2012, if not utilized.

   At December 31, 1998, the Company had federal and state research and development and other credits of approximately $524,000 and $390,000, respectively. The research and development credit carryforwards expire in 2010 through 2018, if not utilized.

   The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined, utilization of the carryforwards could be restricted.

NOTE 9--EMPLOYEE BENEFIT PLANS:

   The Company sponsors the Latitude Communications Salary Savings Plan (the "Plan") which qualifies under Section 401(k) of the Internal Revenue Code. All employees meeting minimum age requirements are eligible to enroll in the Plan upon initiating employment. Currently, the Company is not offering an employer contribution.

                         LATITUDE COMMUNICATIONS, INC.

NOTE 11--SIGNIFICANT CUSTOMER AND GEOGRAPHIC INFORMATION:

   The Company has adopted the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 131, or SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 31, 1997. SFAS 131 supersedes Statement of Financial Accounting Standards No. 14 or SFAS 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information.

   Management uses one measurement of profitability for its business. The Company markets its products and related services to customers in many industries in the United States, Europe and Asia.

   Revenue and long-lived-asset information by geographic area as of and for the year ended:

                                                                      Long-Lived
                                                             Revenues   Assets
                                                             -------- ----------
                                                               (in thousands)
     December 31, 1996:
       United States........................................ $ 6,046    $  955
       International........................................     --        --
                                                             -------    ------
         Total.............................................. $ 6,046    $  955
                                                             =======    ======
     December 31, 1997:
       United States........................................ $12,493    $  896
       International........................................     439        37
                                                             -------    ------
         Total.............................................. $12,932    $  933
                                                             =======    ======
     December 31, 1998:
       United States........................................ $19,549    $  979
       International........................................   1,502        38
                                                             -------    ------
         Total.............................................. $21,051    $1,017
                                                             =======    ======

   In 1997 and 1998, no customer accounted for more than 10% of total revenue. In 1996, one customer accounted for 12% of total revenue or $726,000.

NOTE 12--UNAUDITED PRO FORMA NET INCOME (LOSS) PER SHARE AND PRO FORMA STOCKHOLDERS' EQUITY (DEFICIT):

   Pro forma basic net income per share has been computed as described in Note 2 and also gives effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method).

                         LATITUDE COMMUNICATIONS, INC.

   A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net income per share follow (in thousands except per share data):

                                                                    Year Ended
                                                                   December 31,
                                                                       1998
                                                                   ------------
     Pro forma net income per share, basic and diluted:
       Net income................................................     $  703
                                                                      ------
       Shares used in computing net income per share, basic......      3,279
       Adjustment to reflect the effect of the assumed conversion
         of convertible preferred stock .........................     11,836
                                                                      ------
       Shares used in computing pro forma net income per share,
        basic....................................................     15,115
                                                                      ------
       Pro forma net income per share, basic.....................     $ 0.05
                                                                      ------
       Shares used in computing net income per share, diluted....     16,635
       Adjustment to reflect the effect of the assumed conversion
         of convertible preferred stock .........................        --
                                                                      ------
       Shares used in computing pro forma net income per share,
        diluted..................................................     16,635
                                                                      ------
       Pro forma net income per share, diluted...................     $ 0.04
                                                                      ======

   If the offering contemplated by this Prospectus is consummated, all of the convertible preferred stock outstanding, as of the closing date will automatically be converted into an aggregate of approximately 11,836,000 shares of common stock based on the shares of convertible preferred stock outstanding at December 31, 1998. Unaudited pro forma stockholders' equity at December 31, 1998, as adjusted for the conversion of preferred stock, is disclosed on the balance sheet.

NOTE 12--SUBSEQUENT EVENTS:

   In February 1999, the Company's Board of Directors, subject to shareholder approval, authorized the outstanding shares of the predecessor California Corporation's common stock and all classes of its preferred stock to be converted automatically into shares of the Delaware Corporation's common stock and its preferred stock on a three-for-two basis. All share and per share amounts in the consolidated financial statements have been restated to reflect the stock split which will be effected upon re-incorporation of the Company in Delaware. In addition, the Board of Directors, subject to stockholder approval, authorized an increase in the authorized common stock to 75,000,000 shares, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001.

   In addition, in February 1999, the Company's Board of Directors, subject to shareholder approval, adopted the 1999 Stock Option Plan (the "1999 Plan"), the 1999 Directors' Stock Option Plan (the "Directors Plan") and the 1999 Employee Stock Purchase Plan (the "Purchase Plan").

   The 1999 Plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the granting to employees and consultants (including nonemployee directors) of nonstatutory stock options. If not terminated earlier, the 1999 Plan will terminate in February 2009. A total of 2,700,000 shares of common stock has been reserved for issuance under the 1999 Plan, all of which remain available for future option grants.

                         LATITUDE COMMUNICATIONS, INC.

   The Directors' Plan provides that each person who is or becomes a nonemployee director of Latitude will be granted a nonstatutory stock option to purchase 20,000 shares of common stock (the "First Option") on the later of the date on which the optionee first becomes a nonemployee director of Latitude or the date of the closing of this offering. Thereafter, on the date of the Company's Annual Stockholders Meeting each year, each nonemployee director will be granted an additional option to purchase 5,000 shares of common stock (a "Subsequent Option") if, on such date, he or she has served on the Company's Board of Directors for at least six months. A total of 250,000 shares of common stock has been reserved for issuance under the Directors' Plan, all of which remain available for future grants.

   The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's common stock at the beginning or end of the offering period. A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Latitude in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
SEC registration fee.................................................  $11,510
NASD filing fee......................................................    4,640
Nasdaq National Market listing fee...................................        *
Printing and engraving expenses......................................        *
Legal fees and expenses..............................................        *
Accounting fees and expenses.........................................        *
Blue Sky qualification fees and expenses.............................    2,000
Transfer Agent and Registrar fees....................................   15,000
Miscellaneous fees and expenses......................................        *
  Total..............................................................        *

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law and the Registrant's Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   (a) Since January 1, 1996, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

       (1) Prior to the completion of this offering, the Registrant intends to effect a three-for-two stock split of its outstanding common stock in which every two outstanding shares of common stock will be split into three shares of common stock.

       (2) In March 1996, the Registrant issued and sold shares of Series C Preferred Stock convertible into an aggregate of 3,043,500 shares of common stock to a total of 11 investors for an aggregate purchase price of $8,116,000.

     (3) As of December 31, 1998, 1,968,636 shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements and 1,352,496 shares of common stock were issuable upon exercise of outstanding options under the Registrant's 1993 Stock Plan.

   (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

   The issuance described in Item 15(a)(1) was or will be exempt from registration under Section 2(3) of the Securities Act on the basis that such transaction did not involve a "sale" of securities. The issuances described in Items 15(a)(2) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(3) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  1.1  Form of Underwriting Agreement.
  3.1  Certificate of Incorporation of the Registrant.
  3.2  Form of Amended and Restated Certificate of Incorporation of the
       Registrant, to be filed and effective upon completion of this offering.
  3.3  Bylaws of the Registrant.
  4.1* Form of the Registrant's common stock certificate.
  5.1* Opinion of Venture Law Group, a Professional Corporation.
 10.1  Form of Indemnification Agreement.
 10.2* 1993 Stock Plan, as amended, and forms of stock option agreement and restricted stock purchase agreement.
 10.3* 1999 Stock Plan and forms of stock option agreement and restricted stock purchase agreement.
 10.4* 1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.5* 1999 Directors' Stock Option Plan and form of stock option agreement.
 10.6  Form of Warrant To Purchase Series B Preferred Stock.
 10.7  Amended and Restated Registration Rights Agreement dated March 26, 1996.
 10.8  Lease Agreement dated July 31, 1995 between the Registrant and the
       Arrillaga Family Trust and Richard T. Peery Separate Property Trust for
       offices at 2121 Tasman Drive, Santa Clara, CA.
 10.9  Senior Loan and Security Agreement dated September 15, 1994 between the
       Registrant and Phoenix Leasing Incorporated and amendments thereto.
 10.10 Master Equipment Lease dated July 2, 1998 between the Registrant and
       Norstan Financial Services, Inc.
 10.11 1999 Executive Incentive Plan between the Registrant and certain executive officers of the Registrant.
 10.12 1999 Executive Bonus Program
 21    Subsidiaries
 23.1  Consent of Independent Accountants.
 23.2* Consent of Counsel (included in Exhibit 5.1).
 24.1  Power of Attorney (see page II-4).
 27.1  Financial Data Schedule.

--------
* To be supplied by amendment.

   (b) Financial Statement Schedules

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 25, 1999.

                                          Latitude Communications, Inc.

                                                     /s/ Emil C.W. Wang
                                          By: _________________________________
                                                      Emil C.W. Wang,
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Emil C.W. Wang and Rick M. McConnell, and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Emil C.W. Wang           President, Chief Executive  February 25, 1999
______________________________________  Officer and Director
           (Emil C.W. Wang)             (Principal Executive
                                        Officer)

        /s/ Rick M. McConnell          Vice President of Finance   February 25, 1999
______________________________________  and Administration and
         (Rick M. McConnell)            Chief Financial Officer
                                        (Principal Financial and
                                        Accounting Officer)

         /s/ Thomas H. Bredt           Director                    February 25, 1999
______________________________________
          (Thomas H. Bredt)

     /s/ Robert J. Finocchio, Jr.      Director                    February 25, 1999
______________________________________
      (Robert J. Finocchio, Jr.)

       /s/ F. Gibson Myers, Jr.        Director                    February 25, 1999
______________________________________
        (F. Gibson Myers, Jr.)

        /s/ James L. Patterson         Director                    February 25, 1999
______________________________________
         (James L. Patterson)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Latitude Communications, Inc.:

   In connection with our audits of the consolidated financial statements of Latitude Communications, Inc. and subsidiary as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

   In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 24, 1999

                                                                     Schedule II

                         Latitude Communications, Inc.

                       Valuation and Qualifying Accounts

                                             Additions
                                 Balance at (Reductions)            Balance at
                                 Beginning  to Costs and              End of
                                 of Period    Expenses   Write-Offs   Period
                                 ---------- ------------ ---------- ----------
                                                (In thousands)
   Allowance for doubtful
    accounts:
     Year ended December 31,
      1996......................   $   32      $   59       $--       $   91
     Year ended December 31,
      1997......................       91          56        --          147
     Year ended December 31,
      1998......................      147          88        --          235
   Allowance for excess and
    obsolete inventory:
     Year ended December 31,
      1996......................   $   25      $   55       $--       $   80
     Year ended December 31,
      1997......................       80          66        --          146
     Year ended December 31,
      1998......................      146         149        --          295
   Deferred tax asset valuation
    allowance:
     Year ended December 31,
      1996......................   $3,607      $1,800       $--       $5,407
     Year ended December 31,
      1997......................    5,407         890        --        6,297
     Year ended December 31,
      1998......................    6,297        (447)       --        5,960
   Allowance for returns:
     Year ended December 31,
      1996......................   $   86      $  127      $          $  213
     Year ended December 31,
      1997......................      213         122       (139)        196
     Year ended December 31,
      1998......................      196         515       (386)        325

                                 EXHIBIT INDEX

  1.1  Form of Underwriting Agreement.
  3.1  Certificate of Incorporation of the Registrant.
  3.2  Form of Amended and Restated Certificate of Incorporation of the
       Registrant, to be filed and effective upon completion of this offering.
  3.3  Form of Bylaws of the Registrant.
  4.1* Form of the Registrant's common stock certificate.
  5.1* Opinion of Venture Law Group, a Professional Corporation.
 10.1  Form of Indemnification Agreement.
 10.2* 1993 Stock Plan, as amended, and forms of stock option agreement and restricted stock purchase agreement.
 10.3* 1999 Stock Plan and forms of stock option agreement and restricted stock purchase agreement.
 10.4* 1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.5* 1999 Directors' Stock Option Plan and form of stock option agreement.
 10.6  Form of Warrant To Purchase Series B Preferred Stock.
 10.7  Amended and Restated Registration Rights Agreement dated March 26, 1996.
 10.8  Lease Agreement dated July 31, 1995 between the Registrant and the
       Arrillaga Family Trust and Richard T. Peery Separate Property Trust for
       offices at 2121 Tasman Drive, Santa Clara, CA.
 10.9  Senior Loan and Security Agreement dated September 15, 1994 between the
       Registrant and Phoenix Leasing Incorporated and amendments thereto.
 10.10 Master Equipment Lease dated July 2, 1998 between the Registrant and
       Norstan Financial Services, Inc.
 10.11 1999 Executive Incentive Plan between the Registrant and certain executive officers of the Registrant.
 10.12 1999 Executive Bonus Program
 21    Subsidiaries
 23.1  Consent of Independent Accountants.
 23.2* Consent of Counsel (included in Exhibit 5.1).
 24.1  Power of Attorney (see page II-4).
 27.1  Financial Data Schedule.

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* To be supplied by amendment.